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                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated this 2nd day of December, 1997 by and among FLEXFAB Horizons International, Inc., a Michigan corporation (hereinafter referred to as "Seller"); AFC Cable Systems, Inc., a Delaware corporation (hereinafter referred to as "AFC"); and AFC Madison Acquisition Corp. , a Delaware corporation and a wholly-owned subsidiary of AFC (hereinafter referred to as "Buyer").

                             W I T N E S S E T H:

      WHEREAS, Seller, through its so-called "Federal Hose Division", is engaged in the business of manufacturing and selling flexible hose and ducting products in metal, PVC, plastic and fabric for various industrial applications and, more particularly, to the electrical and utility industries (the business and assets of Seller's Federal Hose Division are hereinafter referred to as the "Business");

      WHEREAS, Seller wishes (a) to sell to Buyer all or substantially all of the business and assets of Seller used in the Business and (b) to have the Buyer assume certain scheduled liabilities of the Seller; and

      WHEREAS, the Buyer is desirous of purchasing such assets and assuming such liabilities on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the representations and warranties, covenants and agreements hereinafter made, the parties hereto do hereby agree as hereinafter set forth:

      1.   AGREEMENT TO BUY AND SELL ASSETS.

           1.1 PURCHASE OF ASSETS. The Buyer agrees to buy from the Seller and the Seller agrees to sell to the Buyer, all but not less than all, of the business and assets of every kind and description owned by the Seller now and on the Closing Date (as hereinafter defined) that are used in the Business of the Seller, whether constituting real or personal, tangible or intangible property and whether or not in the possession or control of the Seller, including, without limitation:

                 (a) the cash balances (and cash equivalents) of the Business as of the Closing Date as reflected on the Closing Date Balance Sheet (as defined in Section 3.1 below);

                 (b) all machinery, equipment, plant and office furniture and fixtures, vehicles and trailers and tools and dies of the Business ("Machinery and Equipment") all of which is specifically identified on SCHEDULE 1.1(b);
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                 (c) all inventory of the Business, including, finished goods, work-in-process and raw materials and supplies on hand, and all inventory returned by customers subsequent to the Closing Date in the ordinary course of business of the Business and consistent with past experience;

                 (d) all receivables of the Business as reflected on the Closing Date Balance Sheet, including accounts receivable, contracts receivable, loans, notes receivable and advances (collectively, the "Accounts") not collected prior to the Closing Date (as hereinafter defined);

                 (e) customer lists, lists of suppliers, salesman's lists, sales reports, cost sheets, bills of material, technical information, engineering data, production data, blueprints and specifications, drawings, licenses, license agreements, formulae, processes, trade secrets, software (including documentation and source code), know-how and the Confidential Information (as hereinafter defined in Section 15.2 hereof), and all files, financial and business information and records (including computer software and records) of the Seller used in the Business;

                 (f) all of the Seller's right, title and interest in and to the name "Federal Hose", and any variation or derivation thereof, and all patents, trademarks, trade names, service marks, brand names, logos, copyrights and applications for any of the foregoing, used in the conduct of the Business, all of which are listed on SCHEDULE 4.10 attached hereto;

                 (g) subject to Section 11.5 hereof, all right, title and interest of the Seller in and to (A) the leases for real and personal property and other contracts listed on SCHEDULE 1.1(g) attached hereto; (B) all purchase orders given by the Seller in the ordinary course of business of the Business consistent with past practices for the purchase of products, materials, supplies, parts and other items used in the ordinary course of business with respect to which the Seller has not received all of the goods or services ordered on or prior to the Closing Date; and (C) all purchase orders submitted to the Seller (and accepted by the Seller) by customers of the Seller in the ordinary course of business of the Business and consistent with past practices with respect to which the Seller has not received full payment thereon on or prior to the Closing Date (all of such leases, contracts, purchase orders and sales commitments specified in clauses (A), (B) and (C) of this Section 1.1(g) are hereinafter referred to as the "Assumed Contracts");

                 (h) all transferable interests in all government licenses and permits necessary to the conduct of the Business which are transferable to Buyer with or without the consent of the issuing authority;

                 (i) such prepaid expenses and other assets of the Business as are set forth on SCHEDULE 1.1(i) attached hereto;

                 (j) leasehold improvements on any real property which Seller, as tenant, leases from others (whether affiliates or non-affiliates of Seller) in the conduct of the Business;
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                 (k)   the goodwill of the Business;

                 (l) all manufacturers', vendors' and suppliers' warranties, to the extent assignable, with or without the consent of the manufacturer, vendor or supplier, as the case may be, in respect of any asset used in the Business; and

                 (m) general intangibles, contract claims and other rights and all other property owned by the Seller and used in the Business except as excluded in the proviso below;

PROVIDED, HOWEVER, that there shall be excluded from such purchase and sale the following:

                   (a) the Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders, Seller's corporate seal, and such other records as have to do exclusively with the Seller's organization or stock capitalization;

                   (b) income tax deposits, income tax refunds, and any prepaid expenses not set forth on SCHEDULE 1.1(i) attached hereto;

                   (c)  the Seller's tax returns;

                   (d) any real property in which Seller has fee simple title;

                   (e) Seller's employee benefit plan and the assets thereof;

                   (f) any assets of Seller used exclusively in Seller's so-called "Flexfab Division" or Seller's so-called "FHI Division" (together "Seller's Other Businesses"); and

                   (g) the assets of Seller specifically identified on SCHEDULE
                   1.1 proviso (g) attached hereto.

All of the Business assets of the Seller to be acquired by the Buyer are hereinafter collectively referred to as the "Acquired Assets". All of the assets of Seller mentioned in clauses (a) through (h) of the foregoing proviso of this
Section 1.1 as being excluded from the purchase and sale are hereinafter collectively referred to as the "Excluded Assets".

           1.2 ASSUMPTION OF CERTAIN COMMERCIAL OBLIGATIONS. On the Closing Date, the Buyer shall assume and thereafter pay, perform or discharge when due only the following commercial liabilities and obligations (collectively, the "Assumed Liabilities") of the Seller:

                 (a) the trade accounts payable, accrued payroll, and other accrued liabilities of the Seller arising from the operation of the Business in the ordinary course of business, consistent (in type and amounts) with past practices BUT ONLY OF THE TYPE reflected on

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the Interim Date Balance Sheet (as defined in Section 4.8 hereof) of the
Business AND ONLY TO THE EXTENT reflected dollar for dollar on the Closing Date Balance Sheet referred to in Section 3.1 hereof, provided that Buyer shall not assume any of the Excluded Liabilities as defined in Section 1.3 hereof and, provided, further, that Buyer shall not assume any liability of Seller or its stockholders for legal, accounting and other fees and expenses incurred in connection with the transactions contemplated by this Agreement;

                  (b) the liabilities as of the Closing Date under the Assumed Contracts except for any liability under any of the Assumed Contracts arising out of the Seller's failure to perform its obligations thereunder to the extent such performance is due on or prior to the Closing Date;

                 (c) the liability to customers of the Business to repair or replace defective products manufactured or sold by Seller on or prior to the Closing Date but only to the extent that the cost of making such repairs of replacements does not exceed the warranty reserve to be set forth on the Closing Date Balance Sheet; and

                  (d) any liabilities and obligations to be assumed and performed by the Buyer under Section 11.9 hereof with respect to the Transferred Employees.

     Seller agrees that notwithstanding anything to the contrary herein or elsewhere contained, all of the Assumed Liabilities which represent intercompany indebtedness or liabilities of the Business to Seller or its affiliates shall be paid within 30 days of the date hereof, without interest, except that a portion thereof equal to US $120,000 may be paid within 5 business days following the determination of the Final Net Book Value, together with interest thereon at the Prime Rate per annum, as reported by The Wall Street Journal on the Closing Date, from the Closing Date until the date such payment is made.

           1.3 EXCLUDED LIABILITIES. With the exception of the Assumed Liabilities, the Buyer assumes no liabilities or other obligations, commercial or otherwise, of the Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise (such liabilities and obligations of Seller, other than the Assumed Liabilities, are hereinafter referred to collectively as the "Excluded Liabilities" and individually as an "Excluded Liability") including, without limitation, any liability or obligation of Seller to any person with respect to the following:

                   (i)  any transaction occurring after the Closing Date;

                  (ii) the transfer of the Acquired Assets pursuant hereto including transfer taxes and stamp taxes;

                 (iii) income taxes or, except to the extent accrued dollar for dollar on the Closing Date Balance Sheet, any state or local taxes, fees, assessments or other similar charges (including, without limitation, franchise taxes, real estate taxes, payroll taxes, personal property taxes and sales and use taxes);
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                  (iv) except to the extent provided in Section 1.2(c), defects, returns or allowances, losses, personal injury, property damage or other damages of any kind whatsoever, whether suffered or incurred by the Seller's customer or Buyer's customer or any other person, arising out of products manufactured or sold by the Seller or services performed by the Seller on or prior to the Closing Date, whether the occurrence giving rise to such liability occurs before or after the Closing, whether the claim is asserted before or after the Closing;

                   (v) except for accrued payroll, vacation pay and sick pay described in Section 1.2(a) hereof and reflected dollar for dollar on the Closing Date Balance Sheet, any responsibility, liability or obligation with respect to salary, wages, sick pay, vacation pay, severance pay, savings plans, gainsharing plans, deferred compensation, the Seller's pension, profit-sharing, retirement, and other fringe benefit plans, including but not limited to any employee pension benefit plan as defined in Section 3(1) of ERISA (as hereinafter defined in Section 4.15 hereof), or any other obligations for the benefit of any personnel of the Seller, including but not limited to accrued pension benefits (vested or unvested), arising out of their employment through the Closing Date or the termination of their employment by the Seller upon the consummation of the transactions contemplated hereby;

                  (vi) the environmental condition of the Real Property (as hereinafter defined in Section 4.5 hereof) as it exists on the Closing Date or the clean-up thereof, including, without limitation, the clean-up of any Hazardous Materials (as hereinafter defined in Section 4.5 hereof) either on the Real Property or originating on the Real Property;

                 (vii) the failure to comply with the requirements of all applicable building, fire, zoning and Environmental Laws (as hereinafter defined in Section 4.5 hereof), laws relating to occupational health and safety, antitrust laws, and other laws applicable to the Seller or the conduct of the Business prior to the Closing Date;

                 (viii) any Assumed Contract to the extent such liability arises out of the Seller's failure to perform its obligations thereunder prior to the Closing Date;

                 (ix) except for any intercompany indebtedness or liabilities of the Business to Seller described in Section 1.2(a) hereof and recorded dollar for dollar on the Closing Date Balance Sheet, any indebtedness for borrowed money or intercompany transactions or indebtedness to Seller's shareholders and affiliates;

                 (x) occurrences on the Real Property occurring prior to the Closing Date;

                 (xi) Seller's employee health and dental plans, or any other employee welfare benefit plan as defined in Section 3(1) of ERISA maintained by Seller, arising out of or relating to, medical or dental services provided or rendered to the Seller's employees with respect to claims incurred on or before the Closing Date;
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                 (xii) any liability to pay a bonus to Mr. Ronald George, the payment of which is contingent upon the consummation of the transactions contemplated hereby; and

                 (xiii) the conduct of Seller's Other Businesses.

                 The Seller shall have any and all responsibility to all creditors and all third parties and to the Buyer with respect to, and shall pay, discharge and perform when due, all liabilities and obligations of the Seller not expressly assumed by the Buyer and, without limiting the generality of
Section 12.1 hereof, shall indemnify and hold the Buyer harmless from and against any and all damages, liabilities, losses and expenses arising from such liabilities and obligations.

           1.4 CONSIDERATION FOR SALE AND TRANSFER OF THE ACQUIRED ASSETS. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, agreements and covenants of Seller herein contained, and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Acquired Assets to Buyer, Buyer agrees to pay and deliver to Seller, in a combination of cash and stock of AFC as hereinafter provided in Section 2.2 hereof, a purchase price in United States Dollars (the "Purchase Price") equal to SEVEN MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (US $7,500,000) (which amount shall be subject to adjustment as provided in Article 3).

           1.5 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the Acquired Assets shall be as set forth on SCHEDULE 1.5 attached hereto and the parties agree to report the subject transaction for federal and state income tax reporting purposes in a manner consistent therewith.

     2. CLOSING AND PAYMENT OF THE PURCHASE PRICE.

           2.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") is being held at the offices of Adler Pollock & Sheehan Incorporated, 2300 Hospital Trust Tower, Providence, Rhode Island at the opening of business on the date hereof, effective as of the close of business on Friday, November 21, 1997 (the close of business on Friday, November 21, 1997 is hereinabove and hereinafter referred to as the "Closing Date").

           2.2 PAYMENTS OF PURCHASE PRICE AT CLOSING. At the Closing, against transfer of title to the Acquired Assets, the Buyer shall:

                 (a) assume the Assumed Liabilities;

                 (b) pay by wire transfer of immediately available United States funds to Seller a portion of the Purchase Price equal to SIX MILLION FOUR HUNDRED THOUSAND UNITED STATES DOLLARS (US $6,400,000);

                 (c) deliver to Seller stock certificate(s), issued in Seller's name, representing Eleven Thousand Three Hundred Sixty Four (11,364) shares (or the equivalent

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number of shares necessary to account for any stock split, stock dividend or other recapitalization occurring after the signing of this Agreement and before the Closing) of AFC's Common Stock, $0.01 par value per share ("Common Stock"), which the parties agree shall have, for purposes of this Agreement, a value of US $26.40 per share (the 11,364 shares of Common Stock to be delivered to Seller are hereinafter referred to as the "Seller's AFC Shares"); and

                 (d) pay by wire transfer of immediately available United States funds to State Street Bank and Trust Company (the "Escrow Agent") the sum of EIGHT HUNDRED THOUSAND UNITED STATES DOLLARS (US $800,000) (representing the balance of the Purchase Price), which shall be held by the Escrow Agent and administered and disposed of by the Escrow Agent in accordance with the terms and provisions of an escrow agreement by and among Seller, Buyer and Escrow Agent in the form of EXHIBIT A attached hereto (the "Escrow Agreement"). To the extent that distributions from the funds under the Escrow Agreement are insufficient to pay Buyer any amounts payable to Buyer under any of Sections 3.2, 4.4(e) or 12.1 hereof, Seller shall immediately pay any deficiencies to Buyer.

Following the Closing, the payments made pursuant to this Section 2.2 shall be adjusted as provided in Article 3 hereof.

           2.3 TRANSFER OF ACQUIRED ASSETS. At the Closing, the Seller shall transfer to the Buyer all right, title and interest in and to the Acquired Assets free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interests, options, rights, restrictions or any other interests or imperfections of title whatsoever. Said transfer shall be effected by the delivery to the Buyer of fully executed bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to the Buyer and its counsel.

      3. POST CLOSING DETERMINATION OF FINAL NET BOOK VALUE AND ADJUSTMENT OF PAYMENT MADE AT CLOSING; AND CONTINGENT EARNOUT PAYMENT.

           3.1 DETERMINATION OF FINAL NET BOOK VALUE. The payment made by Buyer pursuant to Section 2.2 hereof is subject to possible adjustment following the Closing (as provided in Section 3.2 hereof) based upon the Final Net Book Value as determined pursuant to this Section 3.1. For purposes hereof, the term "Final Net Book Value" shall mean the net book value of the Acquired Assets less the net book value of the Assumed Liabilities of the Seller as of the Closing Date, determined in accordance with United States generally accepted accounting principles ("US GAAP"), consistently applied with prior periods. For purposes of determining the Final Net Book Value, inventory will be physically taken by Seller, and Buyer and Buyer's accountants shall be entitled to participate in the physical inventory. Seller, at Seller's sole expense, shall prepare a balance sheet of the Business of Seller (the "Closing Date Balance Sheet") as of the Closing Date, together with statements of the results of operations and changes in financial position of the Business of Seller for the period ended on the Closing Date, including the related notes. The Closing Date Balance Sheet and the related statements of the results of operations and changes in financial position, and related notes, shall be prepared in accordance

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with US GAAP, consistently applied with prior periods and shall, consistent therewith, include a reserve for doubtful accounts (the "Reserve for Doubtful Accounts") and a warranty reserve to cover only the cost of repair and replacement of defective or non-conforming products. Not later than sixty (60) days after the Closing, Seller will furnish to Buyer (1) the Closing Date Balance Sheet, together with an unqualified auditor's report of Seller's current auditors (the "Auditor") (whose fees shall be paid by Seller) opining that the Closing Date Balance Sheet has been prepared in accordance with the requirements of this Section 3.1 and (2) a statement showing the Final Net Book Value, together with a certificate of the Auditor and Seller's Chief Financial Officer that the Final Net Book Value has been prepared in accordance with this Section
3.1 hereof. Buyer will give representatives of Seller access to Buyer's premises and to all of its books and records for purposes of preparing the Closing Date Balance Sheet and will cause appropriate Buyer personnel to assist Seller and its representatives, at no cost to Seller, in the preparation of the Closing Date Balance Sheet. Seller agrees to cause the Auditor to afford to Buyer and Buyer's accountants access to the Auditor's workpapers at reasonable times during the ten (10) day period referred to in the immediately next succeeding sentence. Unless Buyer notifies Seller in writing that Buyer or Buyer's accountants disagrees with the Closing Date Balance Sheet and the statement of the Final Net Book Value within ten (10) days after receipt thereof, the Closing Date Balance Sheet and the statement of the Final Net Book Value shall be conclusive and binding on Buyer and Seller. If Buyer notifies Seller in writing of its disagreement with the Closing Date Balance Sheet and the statement of the Final Net Book Value within such 10-day period, then Buyer and Seller shall attempt to resolve their differences with respect thereto within thirty (30) days after Seller's receipt of Buyer's written notice of disagreement. For purposes of consideration of such disapproval by Buyer or Buyer's accountants, materiality of items shall not be deemed a consideration for rejection of modifications requested by Buyer (whether or not materiality might otherwise be a consideration under US GAAP). Any disputes not resolved by Buyer and Seller within such 30-day period regarding the Closing Date Balance Sheet or the Final Net Book Value will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by a "big-six" accounting firm selected by lot after eliminating Seller's and Buyer's principal outside accountants and one additional firm designated as objectionable by each of Seller and Buyer. The determination of any accounting firm so selected, and the Closing Date Balance Sheet and the Final Net Book Value (with such modifications therein, if any, as reflect such determination), shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this Section shall be borne equally by Seller and Buyer.

           3.2 ADJUSTMENT OF PAYMENTS MADE AT CLOSING. If the Final Net Book Value is less than ONE MILLION NINE HUNDRED TWENTY THOUSAND UNITED STATES DOLLARS (US $1,920,000), Seller shall pay to Buyer the amount of the shortfall. The amount, if any, payable from Seller to Buyer pursuant to this Section 3.2, together with interest thereon at the Prime Rate per annum, as reported by THE WALL STREET JOURNAL on the Closing Date, from the Closing Date until the date such payment is made, shall be paid by Seller to Buyer as soon as possible but in any event not more than five business days following the final determination of the Final Net Book Value; PROVIDED, HOWEVER, at Buyer's election, all or any portion of any amount payable by Seller to Buyer under this Section 3.2 shall be paid by the Escrow Agent to

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Buyer out of the Price Adjustment/Receivables Fund (as defined in the Escrow
Agreement) as provided in the Escrow Agreement.

           3.3 CONTINGENT EARNOUT PAYMENTS.

                 (a) EARNOUT PAYMENTS FORMULA. Following the Closing, as contingent additional purchase price, Buyer will pay to Seller earnout payments (the "Earnout Payments") as follows:

                       (i) after the end of calendar year 1998, Buyer will pay to Seller three (3) times the amount, if any, by which "EBIT" (as defined below) of the Business for calendar year 1998 exceeds US $1,200,000;

                       (ii) after the end of calendar year 1999, Buyer will pay to Seller three times the amount, if any, by which EBIT of the Business for calendar year 1999 exceeds THE GREATER OF US $1,200,000 or EBIT of the Business for calendar year 1998; and

                       (iii) after the end of calendar year 2000, Buyer will pay to Seller three times the amount, if any, by which EBIT of the Business for calendar year 2000 exceeds THE GREATEST OF (aa) US $1,200,000, (bb) EBIT of the Business for calendar year 1998 or (cc) EBIT of the Business for calendar year 1999.

                 (b) DEFINITIONS. As used in this Section 3.3, "EBIT" of the Business shall mean earnings BEFORE (i) interest (except to the extent hereinafter expressly provided) and taxes, (ii) amortization of intangibles arising solely from the sale of the Business from Seller to Buyer and (iii) any costs and expenses incurred by AFC or its affiliates for and on behalf of the Business including, without limitation, management time, travel expenses and the fees and expenses of attorneys, accountants and other third persons, BUT AFTER
(aa) a fixed corporate charge or allocation equal to one half of one percent (0.5%) of net sales (of the Business for the calendar year for which EBIT is being calculated), (bb) any interest expense incurred by AFC or the Buyer in connection with any loan or investment made by AFC to or in the Buyer, or any loan made by a financial institution to Buyer, in either case, only to the extent the proceeds of such loan or investment are used for the purpose of financing the growth or working capital requirements of the Business and (cc) rental or interest expense in connection with the leasing or mortgage financing of the Real Property (as defined in Section 4.5(a) hereof) owned or leased by Buyer or any of its affiliates after the Closing. Except as otherwise provided by this definition, EBIT shall be calculated in accordance with US GAAP, consistently applied with prior periods.

As used in this Section 3.3 only, the term "BUSINESS" shall mean only the "Business" as defined in the preamble to this Agreement, as the same shall be carried on and conducted by Buyer (or any affiliate of Buyer) using the Acquired Assets after the Closing, whether as an unincorporated division or as a stand alone entity, AND AS THE SAME MAY GROW OR BE EXPANDED BY CAPITAL IMPROVEMENTS, THE DEVELOPMENT AND SALE OF NEW PRODUCTS, THE ENTRY INTO NEW GEOGRAPHIC MARKETS OR OTHERWISE, BUT SPECIFICALLY EXCLUDING HOWEVER the business of any going concern acquired by Buyer or any of its affiliates after the Closing (whether such acquisition is by purchase of stock, purchase of assets, merger or otherwise) as long as the costs of acquiring such going concern are excluded from the calculation of EBIT.

                 (c) DETERMINATION OF EBIT. After the end of each of calendar years 1998, 1999, and 2000, Buyer shall prepare and will furnish to Seller, not later than seventy five (75) days following the end of such calendar year, a statement showing Buyer's determination of the EBIT of the Business for such calendar year ("Buyer's Determination"), together with a certificate of Buyer's chief financial officer that the EBIT of the Business for such calendar year has been prepared and calculated in accordance with this Section 3.3 hereof. Unless Seller notifies Buyer in writing that Seller disagrees with Buyer's Determination within ten (10) days after receipt thereof, Buyer's Determination shall be conclusive and binding on Buyer and Seller. Buyer agrees to cause its auditor and other related personnel and employees to afford to Seller and Seller's accountants access to all work papers related to the determination of the applicable EBIT at reasonable times during the ten day period referred to in the next preceding sentence. If Seller notifies Buyer in writing of its disagreement with Buyer's Determination within such ten (10) day period, then Buyer and Seller shall attempt to resolve their differences with respect thereto within thirty (30) days after Buyer's receipt of Seller's written notice of disagreement. Any disputes not resolved by Buyer and Seller within such thirty
(30) day period regarding the EBIT of the Business will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by a "big-six" accounting firm selected by lot after eliminating Seller's and Buyer's principal outside accountants and one additional firm designated as objectionable by each of Seller and Buyer. The determination of EBIT of the Business made by any accounting firm so selected shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this Section shall be borne equally by Seller and Buyer.

                 (d) TIME AND METHOD OF PAYMENT OF EARNOUT PAYMENTS. Following the end of each of calendar years 1998, 1999 and 2000, within ten (10) days following the final determination of EBIT of the Business for such calendar year, Buyer shall pay Seller the amount of any Earnout Payment earned by Seller in such calendar year, in immediately available United States funds by cashier's check or by wire transfer to an account designed by Seller, provided that, with respect to any Earnout Payment earned by Seller in calendar year 1998 only, Buyer may elect to pay such Earnout Payment either: (i) entirely in cash or (ii) in a combination of cash and AFC Common Stock (provided that the AFC Common Stock may not comprise more than fifty (50%) percent of the value of the Earnout Payment). Any portion of such Earnout Payment payable in cash shall be paid in immediately available United States funds by cashier's check or by wire transfer to an account designated by Seller. Any portion of the Earnout Payment payable in AFC Common Stock shall be paid by delivery from Buyer to Seller of stock certificate(s), issued in Seller's name, representing a number of shares of AFC Common Stock having a value (as hereinafter determined) equal to such portion of the Earnout Payment. The number of shares of AFC Common Stock to be delivered to Seller shall be determined by dividing the portion of the Earnout Payment which is to be paid in AFC Common Stock by the arithmetic average of the mean of the closing bid and asked prices for AFC Common Stock on the NASDAQ National Market, or such other nationally recognized market in which such Common Stock trades if such Common Stock is no longer listed on the NASDAQ National

Market, for the twenty (20) trading days falling within the calendar year in respect of which the Earnout Payment is to be made comprised of the last ten
(10) trading days in the month of July and the last ten (10) trading days in the month of October.

                 (e) In the event that all or substantially all of the business and assets of the Business shall be sold after the Closing Date, but prior to December 31, 2000 (the period between the Closing Date and December 31, 2000 is hereinafter referred to as the "Earnout Period"), to a person not affiliated with Buyer, then, unless Seller shall timely make the election referred to in the immediately following sentence, Buyer shall cause the purchaser of the Business to assume Buyer's obligation to pay the Earnout Payments to Seller as provided above, and no such sale of the Business or assumption of Buyer's obligation to pay the Earnout Payments shall have the effect of changing the formula for the calculation of the Earnout Payments or the dates for payment thereof or of relieving Buyer of its obligation to Seller in respect thereof. Notwithstanding anything to the contrary contained in this Section 3.3, if all or substantially all of the business and assets of the Business shall be sold during the Earnout Period to a person not affiliated with Buyer, Buyer shall give Seller notice of such sale within ten (10) days of the closing thereof; and if Seller shall, within fifteen (15) days of being notified of such sale, give Buyer notice of Seller's desire to receive payment of the Liquidated Amount (as hereinafter defined) in lieu of any further Earnout Payments, then, within thirty (30) days of Buyer's receipt of Seller's notice, Buyer shall pay to Seller, in lieu of any further payments of Earnout Payments which might otherwise be earned in the calendar year in which the sale occurs or in any subsequent calendar year during the Earnout Period, an amount (the "Liquidated Amount") equal to the sum of (A) the PRODUCT of (i) US $400,000 MULTIPLIED BY
(ii) a fraction, the numerator of which is the number of days between the date of the closing of the sale of the Business and the end of the calendar year in which the sale occurs, and the denominator of which is 365 plus (B) US $400,000 for each full calendar year during the Earnout Period which begins after the date of the closing of the sale.

                 (f) Until the earlier of December 31, 2000 or (if applicable) the date upon which Buyer pays the entire Liquidated Amount to Seller, Buyer covenants and agrees with Seller that Buyer will run the Business in a businesslike manner, in accordance with sound business practices and in accordance with the best business judgment of Buyer's officers and directors.

     4. REPRESENTATIONS AND WARRANTIES OF THE SELLER

           As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer as follows:

           4.1 ORGANIZATION AND QUALIFICATION OF THE SELLER. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller has the requisite corporate power and authority to own or lease all of the Acquired Assets and to conduct the Business in the manner and in the places where the Acquired Assets are owned or leased or the Business is now conducted. The Seller is duly qualified, licensed and authorized to do business as a foreign corporation and is in good standing as a foreign corporation in the jurisdictions, if any, shown on SCHEDULE 4.1, and such jurisdictions are the only jurisdictions wherein Seller is required to be so qualified, licensed and authorized to do business, other than where the failure to be so qualified, licensed and authorized, as the case may be, would not have a Material Adverse Effect. "Material Adverse Effect" as used in this Agreement means any change or effect that would be materially adverse to the financial condition or operations of the Business.

           4.2 AUTHORITY OF SELLER. This Agreement and each of the other agreements, documents and instruments required to be executed by Seller pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of Seller and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Seller.

           The execution, delivery and performance by Seller of this Agreement and each such other agreement, document and instrument, except as specifically identified on SCHEDULE 4.2, does not and will not with the passage of time or the giving of notice or both:

                 (a) result in a breach of or constitute a default by the Seller or result in any right of termination or other effect adverse to the Seller under any indenture or loan or credit agreement of the Seller, or any other agreement, lease or instrument to which the Seller is a party or by which the Acquired Assets are bound or affected;

                 (b) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on the Acquired Assets;

                 (c) result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination or award, now in effect to which Seller is a party or by which Seller or the Acquired Assets are bound;

                 (d) violate any provisions of the Articles of Organization, or equivalent, or Bylaws of the Seller, as amended;

                 (e) require any approval, consent or waiver of, or filing with, any person; or

                 (f) contravene any applicable law or regulation, except that Seller makes no representation or warranty with respect to antitrust laws.

           4.3 INTENTIONALLY LEFT BLANK

           4.4 ASSETS.

                 (a) Except for the Excluded Assets, the Acquired Assets constitute all of the assets and rights associated with, and necessary to operate and conduct, the Business as now operated and conducted by Seller.

                 (b) The machinery and equipment included within the Acquired
Assets: (i) is in a good state of operating condition and repair; (ii) has been maintained in accordance with a regular preventative maintenance program; (iii) is adequate for the Business's current production levels; and (iv) conforms with all applicable laws, ordinances and regulations.

                 (c) Except as listed on SCHEDULE 4.4(c) attached hereto, the Seller has good and marketable title to all of the Acquired Assets, free and clear of all claims, liens, pledges, charges, mortgages, security interests, encumbrances, equities or other imperfections of title of any nature whatsoever, except for liens for current taxes and assessments not yet due and payable.

                 (d) The inventories of the Business reflected on the Closing Date Balance Sheet, after giving effect to any inventory reserve set forth therein, are of a quality and quantity saleable or useable in the ordinary course of business of the Business, are valued at the lower of cost or market and, except as may be modified as a result of the determination of the Final Net Book Value in accordance with Article 3 hereof, reflect write-downs to realizable values in the case of items which have become obsolete, unusable or unsaleable (except at prices less than cost) through regular distribution channels in the Seller's business. Subject to write-downs complying with the preceding sentence and any inventory reserve set forth on the Closing Date Balance Sheet, the values of the inventories of the Business stated in the Closing Date Balance Sheet reflect the Seller's normal inventory valuation policies and were determined in accordance with US GAAP, practices and methods consistently applied. Purchase commitments for raw materials and inventory are not, individually or in the aggregate, in excess of normal requirements and, to the best of Seller's knowledge, none are at prices in excess of the lowest prices reasonably available in the current market. Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin except in instances of sale promotions or product introductions consistent with past practices. Since the Interim Date, no inventory items have been sold or disposed of except through sales in the ordinary course of business.

     Of the goods and products of the Business sold before the Closing (other than those that are non-conforming), none were sold upon terms and conditions which permit the customer to return the same for exchange or credit. None of the products of the Business are sold on consignment.

                 (e) All of the Accounts arose from bona fide transactions in the ordinary course of business of the Business, consistent with past practices, represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon, and are fully collectible dollar for dollar within one hundred eighty (180) days after the Closing Date in the aggregate face amounts thereof without offset, counterclaim or resort to litigation net of the Reserve for Doubtful Accounts (as defined in Section 3.1 hereof). There has not been asserted any counterclaim or claim for offset against any of the Accounts.

                 Following the Closing, within ten (10) business days after Buyer delivers to Seller a schedule of all of the Accounts which remain unpaid after the expiration of a collection period commencing on the Closing Date and expiring one hundred eighty (180) days thereafter, at Buyer's election, if the aggregate face amount of such unpaid Accounts exceeds the Reserve for Doubtful Accounts (as defined in Section 3.1 hereof), Seller will immediately pay to Buyer, without regard to the Deductible, an amount equal to the difference between (A) the aggregate face amount of such unpaid Accounts and (B) the amount of the Reserve for Doubtful Accounts set forth on the Closing Date Balance Sheet, against simultaneous delivery by Buyer to Seller of an appropriate bill of sale conveying the unpaid Accounts to Seller and entitling Seller to collect such Accounts in its own name. Notwithstanding the foregoing, at Buyer's election, all or any portion of any amount payable by Seller to Buyer under this subsection 4.4(e) shall be paid by the Escrow Agent to Buyer out of the Price Adjustment/Receivables Fund (as defined in the Escrow Agreement) in the manner provided in the Escrow Agreement. Any and all payments received by Buyer after the collection period for which Buyer has heretofore been reimbursed by Seller shall promptly be paid over to Seller. Buyer shall exercise reasonable efforts to collect all such unpaid Accounts consistent with past practices before the end of the aforesaid period; however, Buyer will not be required to initiate legal proceedings for this purpose. For purposes of determining payment of a receivable under this guaranty of payment, all amounts paid by a customer after the Closing shall first be applied to the specific receivable account, if any, identified by the customer with the payment or, failing such identification, as otherwise determined by company personnel.

                 (f) All of the personal property leased by the Seller in the conduct of the Business is listed on SCHEDULE 4.4(f) attached hereto, and copies of all of the lease documents have been delivered to the Buyer. All such lease documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Seller and any third parties claiming an interest in the Seller's interest in any leased property or otherwise relating to the Seller's use thereof, and all covenants, conditions, restrictions and similar matters affecting the leased property have been complied with by the Seller.

                 (g) Except as described on SCHEDULE 4.4(g) attached hereto, all of the Acquired Assets of the Seller are located on the premises owned or leased by the Seller as set forth on SCHEDULE 4.5 and all the assets located on such premises are owned or leased by the Seller.

           4.5   REAL PROPERTY AND ENVIRONMENTAL CONDITION THEREOF.

                 (a) With the exception of the real property owned and leased by the Seller described on SCHEDULE 4.5 attached hereto, the Seller does not own, lease or otherwise use any real property in the conduct of the Business. (Such real property owned and leased by the Seller, together with the buildings and improvements thereon, is herein referred to as the "Real Property"; and, solely for purposes of SECTION 4.5(b) hereof and Articles 11 and 12 hereof, the term "Real Property" shall also include any other real property previously owned, operated or leased by the Seller in the conduct of the Business.) The legal description of the Real Property is set forth on SCHEDULE 4.5.

                 (b) To the best of Seller's knowledge, except as otherwise specifically disclosed on SCHEDULE 4.5, PRIOR TO OR ON THE CLOSING DATE: (i) the Real Property, and the operations thereon and the uses made thereof, are in compliance with all, and are not in violation of any, Environmental Laws (as hereinafter defined); (ii) there has been no generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials on, or release or transportation of Hazardous Materials to or from, the Real Property by any person (including, without limitation, the Seller and the past and present officers, employees and agents of the Seller and all past and present owners, operators and lessees of the Real Property) at any time except in full compliance with all Environmental Laws; (iii) the Real Property has not been used at any time by any person in such a manner as to cause a violation of any Environmental Law or to potentially give rise to any liability or obligation for the remediation or restoration of the Real Property or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials; (iv) no such violation, liability or obligation has been created by the removal, disposal or transportation by any person at any time of any Hazardous Materials to or from the Real Property; (v) Seller has received no notice of, and no circumstances exist that could form the basis of, an Environmental Action (as hereinafter defined) arising out of or relating to the Real Property or the generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials thereon, or the release or transportation of Hazardous Materials thereto or therefrom; (vi) the Real Property is not listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or clean-up; (vii) none of the buildings and improvements included within the Real Property contain asbestos other than non-friable asbestos that may be used at the time of the Closing in compliance with Environmental Laws and other than asbestos that may be naturally occurring, and there are no underground storage tanks or polychlorinated biphenyl (PCBs) located on or at the Real Property other than totally enclosed PCBs that may be used at the time of the Closing in compliance with Environmental Laws; (viii) the Seller has obtained all permits, approvals, identification numbers, licenses and other authorizations, and renewals thereof, required under Environmental Laws; all of the same are currently effective; and Seller is complying in all respects therewith; (ix) no employees of the Seller have been exposed to Hazardous Materials other than in compliance with Environmental Laws in effect at the time of such exposure; and (x) the Seller has delivered to Buyer true, complete and correct copies or results of any and all reports, studies or tests in the possession of or initiated by the Seller pertaining to the existence of Hazardous Materials and other environmental concerns on any part of the Real Property or concerning compliance with or liability under Environmental Laws in the operation of the business of the Seller or as conducted by any prior owner, operator or lessee of the Real Property.

Seller and the Business have fully complied with all of their obligations under that certain Stipulation and Order entered in the Matter of Federal Hose Manufacturing, California EPA Docket DO94/95-5-287, entered into in full settlement of the Enforcement Order issued by the Department of Toxic Substances Control on November 14, 1994, and no violations specified in such Enforcement Order remain outstanding and uncured.

As used in this Section 4.5 and elsewhere in this Agreement: (1) "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment; (2) "ENVIRONMENTAL LAWS" and "ENVIRONMENTAL LAW" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time; and
(3) "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" "contaminants" or "pollutants" or words of any similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

                 (c) The Real Property, and the operations thereon and the uses made thereof, are in compliance with all fire, building and zoning laws, statutes, ordinances, codes, rules, regulations and decrees.

                 (d) No notice of violation of any applicable federal, state, or local statute, ordinance, order, requirement, law, rule, regulation (including, without limitation, any Environmental Law), or of any covenant, condition, restriction or easement affecting the Real Property with respect to the use or occupancy of the Real Property has been given to the Seller by any person having jurisdiction over the Real Property or by any other person entitled to enforce the same, or by any private citizen or citizen action group and, to the best of Seller's knowledge, no such notice has been given to any other person.

                 (e) To Seller's knowledge, there is no plan, study or effort by any governmental authority or any other person which may prevent or hinder Buyer's continued use of the Real Property as heretofore used in the conduct of the Business by the Seller.

                 (f) There is not (i) to Seller's knowledge, any intended or proposed federal, state, or local statute, ordinance, order, requirement, law, rule or regulation (including, but not limited to, zoning changes) which may prevent or hinder Buyer's continued use of the Real Property as heretofore used in the conduct of the Business by the Seller or (ii) any suit, action, claim or legal, administrative, arbitration or other proceeding or governmental investigation (other than Environmental Actions) pending or threatened or contemplated against or affecting either the Real Property or the use thereof.

                 (g) There is no existing or, to Seller's knowledge, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property that would prevent or hinder Buyer's continued use of the Real Property as heretofore used in the conduct of the Business by the Seller.

                 (h) To the best of Seller's knowledge, there are no encroachments onto the Real Property by any improvements on any adjoining property.

                 (i) To the best of Seller's knowledge, there are no encroachments onto any adjoining property by any improvements on the Real Property.

                 (j) There are no unpaid taxes, local improvement levies, assessments (special, general or otherwise) or bonds of any nature related to Real Property or any portion thereof.

                 (k) Neither the Seller nor, to Seller's knowledge, any owner of the Real Property has subjected the Real Property to any lease, sublease, tenancy, concession, license, occupancy agreement or similar right other than the Seller's leasehold interest in that portion of the Real Property leased by Seller.

                 (l) With respect to any part of the Real Property owned by Seller, Seller owns good and marketable fee simple absolute title thereto, free and clear of any and all mortgages, deeds of trust, liens, encumbrances, claims, charges, security interests, equities, covenants, conditions, restrictions, easements, rights of way or other matters, whether or not of records, except as set forth on Schedule 4.5.

                 (m) Except as set forth on SCHEDULE 4.2, neither this Agreement nor anything provided to be done under this Agreement violates or shall violate any contract, document, understanding, agreement, arrangement or instrument affecting the Real Property.

           4.6 CONDUCT OF THE BUSINESS. Except as provided in SCHEDULE 4.6, the Seller is not a party to, or subject to or bound by, nor are any of its assets subject to or bound by, any agreement, oral or written, or any order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects or upon the consummation of the transactions contemplated hereby would prohibit or adversely affect: (i) the use of any or all of the Acquired Assets in the conduct of the Business in the ordinary course of business; or (ii) the conduct of the Business in the same manner as such business has been conducted by Seller. No supplier, distributor or customer of the Business of Seller has notified the Seller that it intends to discontinue its relationship with the Seller.

           4.7 PERMITS AND LICENSES. SCHEDULE 4.7 attached hereto contains a list of all consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances, and qualifications which are necessary to the conduct of the Business as heretofore conducted or required by applicable laws (including, without limitation, Environmental Laws); and, except as set forth on SCHEDULE 4.7, the Seller has obtained all of such consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances and qualifications, and the same are valid and subsisting. Seller has no reason to believe that Buyer will not be able to obtain or retain all such required consents, authorizations, licenses, permits, orders, certificates, registrations, security and other clearances and qualifications. The Seller is not required to have any form of security clearance from any governmental agency in order to conduct the Business in the manner it is presently conducted.

           4.8   FINANCIAL STATEMENTS AND UNDISCLOSED LIABILITIES.

                 (a) The Seller has delivered to Buyer (1) the unaudited balance sheets of Seller as of August 29, 1997, and unaudited statements of income and retained earnings of Seller for the interim period then ended, (2) the audited balance sheets of Seller as of September 27, 1996, September 29, 1995, and September 30, 1994, and audited statements of income and retained earnings of Seller for each of the fiscal years then ended, including, in each case, the related notes, (3) the unaudited balance sheets of the Business as of September 26, 1997, and unaudited statements of income and retained earnings of the Business for the interim period then ended and (4) the unaudited balance sheets of the Business as of September 27, 1996, September 29, 1995 and September 30, 1994, and unaudited statements of income and retained earnings of the Business for each of the fiscal years then ended. All of the foregoing financial statements and notes of Seller are collectively referred to herein as the "Financial Statements". As used herein, (1) the term "Interim Date Balance Sheet" shall mean the balance sheet of the Business as of September 26, 1997 and
(2) the term "Interim Date" shall mean September 26, 1997.

                 (b) All of the Financial Statements: (i) are true, complete and correct and present fairly the financial position of the Seller and the Business, as applicable, as of the dates thereof and the results of operations for the respective periods covered by such statements; (ii) are consistent with the books and records of the Seller; and (iii) have been prepared in accordance with US GAAP applied on a consistent basis with prior years, except, with respect to interim unaudited statements, normal year-end adjustments and without footnotes.

                 (c) The Seller, as of the Interim Date and the Closing Date, has no material indebtedness, liability, claim or obligation of any nature, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise of any kind or nature which in accordance with US GAAP should be recorded on a balance sheet or disclosed in a footnote to financial statements, except: (i) liabilities specifically described and reflected dollar for dollar on the Financial Statements; (ii) liabilities incurred in the ordinary course of business since the Interim Date, in kind and amounts consistent with past practices; (iii) commercial obligations to perform pursuant to executory obligations entered into in the ordinary course of business consistent with past practices, and not in default, or (iv) liabilities, if any, specifically disclosed and reflected dollar for dollar on SCHEDULE 4.8(c) attached hereto.

           4.9 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.9 attached hereto, the Seller has been and is, and the Business has been and is being conducted and operated, in compliance with all requirements of all applicable statutes, laws, ordinances, regulations, rules, codes or decrees, whether foreign or domestic, federal, state or local, which affect the Seller, the Business or the Acquired Assets, or to which the Seller is subject, including, without limitation, those relating to fair labor practices and standards; equal employment practices; occupational safety and health; export/import licenses or controls; foreign exchange controls; restraint of trade and unfair competition; immigration; federal procurement; and Environmental Laws. Except as set forth on SCHEDULE 4.9, the Seller has not received any notice or other communication from any person with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing.

           4.10 PATENTS, TRADE NAMES, TRADEMARKS AND COPYRIGHTS. All patents, patent applications, trade names, registered or common law trademarks, trademark applications and registered copyrights owned by or licensed to or used by the Seller in the Business are listed on SCHEDULE 4.10 and have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries, states or other jurisdictions to the extent set forth on said
SCHEDULE 4.10, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country, state or other jurisdiction. Except as set forth in said SCHEDULE 4.10, the Seller's use of said patents, trade names, trademarks or copyrights does not require the consent of any third party and the same are freely transferable and are owned exclusively by the Seller free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever. Except as described in SCHEDULE 4.10, no person has a license to use any of such patents, trade names, trademarks or copyrights or applications therefor. No order, decree, judgment or stipulation has ordered, decreed, adjudged, stipulated, found or determined that Seller or any of its affiliates, in connection with the conduct of the Business, has infringed any adversely held patent, trade name, trademark or copyright; and no claim or proceeding charging the Seller or any of its affiliates, in connection with the conduct of the Business, with infringement of any adversely held patent, trade name, trademark or copyright, has been asserted or served upon the Seller or its affiliates at any time during the six (6) year period prior to and ending upon the Closing Date or, to Seller's knowledge, is threatened to be asserted or filed; and the conduct of the Business, as heretofore conducted by the Seller, does not infringe any patents, patent applications, trade names, trademarks, copyrights or other rights owned by or owed to any third person. Except as set forth on SCHEDULE 4.10, to Seller's knowledge after a review of the current files of the Seller and its affiliates, no person is infringing upon the patents, trade names, trademarks or copyrights or applications therefor set forth on SCHEDULE 4.10. Except as specifically disclosed on SCHEDULE 4.10, the Seller has not used any patent, trade name, trademark or copyright in order to conduct the Business as presently being conducted.

           Except as set forth on SCHEDULE 4.10, the Seller owns and has the right to use, free and clear of any claims or rights of any other person, including without limitation, any affiliate of the Seller, all trade secrets, customer lists, secret processes, technology, know-how and any other confidential information required for or used in the manufacture, sale, distribution or marketing of all products either being, or proposed to be, manufactured, sold, distributed or marketed by the Seller in the conduct of the Business, including, without limitation, any products licensed by the Seller from others. The Seller is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, manufacturing processes, secret processes, technology, know-how or any other confidential information of any other person, including, without limitation, any former employer of any present or past employee of the Seller. All manufacturing processes, secret processes, know-how, and any other intellectual property and confidential information resulting from the development activities engaged in by any employees of the Seller is the property of the Seller. No Business Employee (as defined below) is a party to any non-competition agreement, non-disclosure agreement, or similar agreement with any other person.

           4.11 LIST OF CONTRACTS. Except for the contracts, commitments, plans, agreements and licenses described in SCHEDULE 4.11 attached hereto and those which relate exclusively to Seller's Other Businesses, with respect to the Business, the Seller is not a party to nor is it or any of the Acquired Assets subject to or otherwise bound by any oral or written:

                 (a)   Contract for the employment of any officer or employee;

                 (b) Collective bargaining agreement (or any side agreement, local understanding or settlement agreement relating to such collective bargaining agreement) or any agreement or contract with any labor union or other employees' association;

                 (c) Lease or agreement to it or by it of real property or personal property;

                 (d) Any individual contract, agreement, order, commitment or letter of intent involving more than $10,000 for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment;

                 (e) Bonus, pension, profit-sharing, stock option, retirement, deferred compensation, hospitalization, insurance or similar plan or practice, or sick pay, vacation pay, severance pay or other policy or practice, formal or informal, in effect with respect to employees or any other person or entity;

                 (f) Franchise, dealer, distribution, sales or agency contract or commitment;

                 (g) Any individual contract of sale, letter of intent, order or commitment involving more than $10,000 creating any obligation of the Seller to manufacture, sell or distribute products or services;

                 (h) Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers or any other person or entity;

                 (i)   Advertising contract or commitment;

                 (j)   License agreement (as licensor or licensee);

                 (k) Real estate mortgage, loan or credit agreement with any lender, indenture, pledge, conditional sale or title retention agreement, equipment obligation or lease, or lease purchase agreement;

                 (l) Any agreement which restricts in any way the ability of Seller to engage in business or to use information in the possession of Seller; or

                 (m) Other material contract affecting the Business.

           Except as set forth on SCHEDULE 4.11, all the Assumed Contracts are valid and binding obligations of, and enforceable against, the Seller and, to Seller's knowledge, the other parties thereto in accordance with their respective terms and conditions.

           There has been no uncured breach or default of any provision of any Assumed Contract by the Seller or, to the knowledge of Seller, any other party thereto, and nothing has occurred which with lapse of time or the giving of notice or both would constitute a breach or default by the Seller or, to the knowledge of Seller, by any other party thereto with respect to any such contract or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Acquired Assets. Buyer has been furnished with true and complete copies of all scheduled contracts and commitments in writing except for customer orders which have been made available for review by Buyer.

           4.12 LITIGATION. Except as set forth on SCHEDULE 4.12 attached hereto, there is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending or, to the best of Seller's knowledge, threatened against the Seller which either (i) relates to the Business or (ii) might reasonably be expected to have a material adverse effect on the Seller.. Except as set forth on SCHEDULE 4.12, no order, writ, injunction, subpoena or decree has been issued by or requested of any court or governmental agency which might either (i) adversely affect the Business or the transactions contemplated by this Agreement or (ii) materially adversely affect the Seller. The Seller has never been subject to nor is it a party as a debtor to any bankruptcy or other insolvency or similar proceeding.

           4.13 ABSENCE OF CHANGES. Since the Interim Date, the Seller has conducted the Business only in the ordinary course, and, except as set forth on
SCHEDULE 4.13 and SCHEDULE 4.8(d) attached hereto, the Seller has not, in connection with the Business, as of the date hereof and as of the date of the Closing, either directly or indirectly since the Interim Date:

                 (a) except for changes in the ordinary course of business consistent with past practice which have not had, and will not have, a Material Adverse Effect, suffered any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Business, which change by itself or in conjunction with any or all other such changes has been or may be adverse with respect to the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Business;

                 (b)   INTENTIONALLY LEFT BLANK;

                 (c) mortgaged, pledged or subjected to lien, charge or any encumbrance or other imperfection of title any of the Acquired Assets;

                 (d) written up or down the value of any inventory or other assets or written off as uncollectible any notes or accounts receivable or any portion thereof, except in amounts which, in the aggregate, are not in excess of pre-existing reserves therefor or taken or set aside any reserves or charges in its books against earnings or assets or reversed any reserves;

                 (e) (i) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary course of its business consistent with past practices, or (ii) canceled any debts or claims, other than in the ordinary course of business consistent with past practices;

                 (f) entered into any transaction or agreement other than in the ordinary course of business consistent with past practices;

                 (g) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Business or the Acquired Assets;

                 (h) failed to pay, satisfy, perform or otherwise discharge any debt, lien, obligation or liability as the same may have become due and payable unless such debt, lien, obligation or liability was or is being contested in good faith and is disclosed on SCHEDULE 4.13 attached hereto;

                 (i) suffered any damage, destruction or loss to the Acquired Assets, whether or not covered by insurance, which adversely affects the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects the Business;

                 (j) except for those made or suffered in the ordinary course of business consistent with past practice which have not had, and will not have, a Material Adverse Effect, made or suffered any amendment, modification or termination of any of the Assumed Contracts which adversely affects the condition (financial or otherwise), properties, assets, liabilities, business, operations, affairs or prospects of the Business;

                 (k) received notice or acquired knowledge of any labor trouble, difficulty, dispute or organizing effort involving employees of the Seller;

                 (l) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other person;

                 (m) waived any rights, contractual or otherwise, except in the ordinary course of business consistent with past practice;

                 (n) changed the compensation payable or to become payable by the Seller to any Business Employees other than, normal merit increases and bonuses made in accordance with (and consistent in amount with) its usual practices;

                 (o) INTENTIONALLY LEFT BLANK;

                 (p) incurred any obligation or liability on behalf of the Seller to any of its officers, directors, employees, shareholders or affiliates, or any loans or advances made by the Seller to any of its officers, directors, employees, shareholders or affiliates, except in the ordinary course of business consistent with past practices and amounts;

                 (q) entered into any lease or sublease, pledge or hypothecation of the Acquired Assets; or

                 (r) suffered any loss of employees, customers or suppliers that adversely affects the Business, or been advised by any customer or supplier that such customer or supplier intends to discontinue its relationship with the Seller.

           4.14 INSURANCE. The Business and the Acquired Assets are and have been, during the last three (3) years, insured by such insurers, under such policies, against such risks, in such amounts, and upon such other terms and conditions as are set forth on SCHEDULE 4.14 attached hereto.

           4.15 EMPLOYEE BENEFIT PLANS. SCHEDULE 4.15 attached hereto sets forth a description of all employee benefit plans, agreements, policies, arrangements and understandings (whether or not written) and all collective bargaining agreements relating to employee benefits with respect to which the Seller has or may incur any future or contingent obligations with respect to Business Employees, including, without limitation, all plans, agreements, arrangements, policies or understandings relating to sick pay, vacation pay or severance pay, deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, disability benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually referred to as a "Plan" and collectively referred to as the "Plans"). Except as set forth in SCHEDULE 4.15:

                 (a) True, correct and complete copies of each such Plan (or in the case of any unwritten Plan, a description thereof), the most recent actuarial reports and trustee's reports relating thereto (if applicable), the most recent annual report on Form 5500 filed with the Internal Revenue Service for any Plan (if applicable), the most recent summary plan description for each Plan for which a summary plan description is required by law, and each trust agreement, insurance contract or other funding vehicle relating to any Plan, have been furnished to Buyer;

                 (b) Each Plan has been administered and operated in accordance with its terms and applicable law, and each Plan that is an employee pension benefit plan under ERISA is "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and each related trust is exempt from tax under Section 501(a) of the Code, and each qualified plan has been amended in a timely manner to conform to the requirements of applicable legislation. No Plan that is an employee pension benefit plan under ERISA which is so qualified has been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs. No liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan;

                 (c) All reports and disclosures relating to such Plans required to be filed or distributed as of the Closing Date have been filed or distributed in compliance with applicable law;

                 (d) None of such Plans, any trusts related thereto, any trustee or administrator thereof, any "party in interest" or any "disqualified person" with respect thereto has engaged in any nonexempted "prohibited transaction" under section 4975 of the Code or section 406 of ERISA with respect to such Plans or has acted or failed to act in a manner that could subject the Seller or any Plan to any liability for breach of fiduciary duty under ERISA or any other applicable law;

                 (e) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred with respect to any Plan by the Seller and PBGC has not instituted proceedings to terminate any Plan. No reportable event within the meaning of Section 4043(b) of ERISA has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of the termination or partial termination of any Plan;

                 (f) The Seller has received determination letters from the Internal Revenue Service that each Plan which is an employee pension benefit plan is qualified under section 401(a) of the Code (if applicable) and such determination letters are in effect, and Seller does not know of any fact which would adversely affect the qualified status of any such Plan;

                 (g) Full payment has been made of all amounts which the Seller was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the date hereof, and no accumulated funding deficiencies (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exist with respect to any such Plan;

                 (h) Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or, to the best of Sellers' knowledge, threatened, nor, to the best of Sellers' knowledge does there exist any basis therefor, which would result in any liability with respect to any Plan of the Seller;

                 (i) The current value of vested accrued benefits under each Plan which is subject to Title IV of ERISA does not exceed the current value of all of the assets of such Plan allocable to such vested accrued benefits. For purposes of the representations in the preceding sentences, the terms "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA;

                 (j) The Seller is not a participant in any Multiemployer Plan within the meaning of Section 3(37) of ERISA. The Seller has not, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA. In the event that the Seller were to withdraw from any of such Multiemployer Plans set forth on Schedule 4.15 as of the Closing Date, there would be no withdrawal liability, so-called, or any corresponding obligation to post a bond, letter of credit or other collateral to secure future payment obligations. To the knowledge of Seller after making reasonable inquiry of the Plan Administrator and the Plan Investment Manager(s), if any, each such Multiemployer Plan was determined to be a "qualified plan" under Code Section 401(a), a determination letter having been issued by the Internal Revenue Service to such effect and no fact or circumstance which should have been known by Seller, including those discoverable by reasonable inquiry, exists which would affect the status of the Plan as a "qualified plan" or which would subject the Plans to "excise taxes";

                 (k) There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Seller which are not provided for on their books or financial statements or which have not been fully provided for by contributions to such Plans, programs, or practices;

                 (l) The Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to employees;

                 (m) The Seller has complied with the health care coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 to the extent applicable to Seller;

                 (n) All accrued liabilities of the Seller with respect to sick pay, vacation pay, severance pay, deferred compensation, or other obligations for the benefit of any personnel of the Seller including pension benefits (vested or unvested) have been reflected dollar for dollar in accordance with US GAAP on the Financial Statements of the Seller and will be so reflected on the Closing Date Balance Sheet; and

                 (o) Each Plan (including any Plan covering retirees or former employees) may be amended or terminated at any time after the Closing Date without liability to the Seller.

           4.16 GOVERNMENTAL AND OTHER APPROVALS. Under existing law, the Seller is not required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

           4.17 BROKERAGE. Seller has not dealt with any broker or finder in connection with the transactions contemplated herein, and Seller agrees to indemnify and hold Buyer harmless in connection with any claims for commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of Seller in connection with the transactions contemplated herein.

           4.18 LABOR RELATIONS. There is no unfair labor practice complaint against the Seller pending or, to the best of Seller's knowledge, threatened relating to Business Employees. There are no proceedings pending or, to the best of Seller's knowledge, threatened before the National Labor Relations Board relating to Business Employees. There is no labor strike or similar dispute pending or, to the best of Seller's knowledge, threatened. There is no pending or past representation question involving an attempt to organize a bargaining unit including any employees of the Seller and no labor grievance has been filed within the past 12 months relating to Business Employees. The Seller is not a party to or bound by any collective bargaining agreement with any employees of the Business, and no collective bargaining agreement is currently being negotiated by the Seller with respect to employees of the Business.

           4.19 DISCRIMINATION CHARGES. There are no discrimination charges (relating to sex, age, race, national origin, handicap or veteran status) pending or, to the best of Seller's knowledge, threatened against the Seller, or involving the Seller, before any federal, state, county or local agency, board, commission, authority or other subdivision thereof relating to Business Employees.

           4.20 STOCKHOLDERS. Except as set forth on SCHEDULE 4.20 attached hereto, the Seller has no stockholders.

           4.21 TAXES. The Seller has filed all federal, state, county, local and foreign income, franchise, excise, sales, use, property, withholding, unemployment and other tax returns or information which are required to be filed by it in all countries, states, cities and towns and other jurisdictions in which it is incorporated or is qualified to do business as a foreign corporation or otherwise transacts business up to and including the Closing Date, and has paid all taxes which are required to be paid, whether or not shown on such returns, or which have become due pursuant to such returns or any assessment which has been received by it and will continue to do so up to the Closing Date.

           4.22 INVESTMENT REPRESENTATION. Seller: (A) is acquiring the Seller's AFC Shares (and any further shares of Common Stock which may hereafter be issued to Seller pursuant to Section 3.3 hereof, the "Earnout Shares") for Seller's own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act") or any rule or regulation under the Securities Act, (B) is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Seller's AFC Shares (and any Earnout Shares), (C) acknowledges that Seller has been furnished with copies of: (i) AFC's annual report on Form 10-K for the year ended December 31, 1996; AFC's first and second quarter 1997 reports on Form 10-Q; and AFC's Proxy Statement for the Annual Meeting of Stockholders held on May 6, 1997, all as filed with the Securities and Exchange Commission (the "Commission") and [(ii) copies of AFC's press releases issued in 1997,] (D) acknowledges that AFC has made available to Seller the opportunity to ask questions of AFC's officers and directors and to acquire such additional information about AFC as Seller has requested and as is necessary for Seller to evaluate the merits and risks of its investment in AFC,
(E) understands that the Seller's AFC Shares (and any Earnout Shares) have not been registered under the Securities Act or under any state securities laws; are being offered and sold to Seller in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; are "restricted securities" within the meaning of Rule 144 under the Securities Act; and may not be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is then available, (F) is able to bear the economic risk and lack of liquidity inherent in holding the Seller's AFC Shares (and any Earnout Shares), (G) understands that any sale of the Seller's AFC Shares (or any Earnout Shares) which might be made by it in reliance upon Rule 144 under the Securities Act may be made only in compliance with the terms and conditions of that Rule and (H) is an "accredited investor" within the meaning of Regulation D under the Securities Act.

Seller agrees that (A) Seller will not make any offer, sale, transfer, pledge, hypothecation or other disposition of the Seller's AFC Shares (or any Earnout Shares) unless they have been registered under the Securities Act and applicable state securities laws or unless AFC is furnished with an opinion of counsel satisfactory to AFC that the proposed offer, sale, transfer, pledge, hypothecation or other disposition is exempt from registration and (B) AFC may effect a "stop transfer" as to the Seller's AFC Shares (or any Earnout Shares) in order to reflect the undertakings herein set forth, and may impress a legend on any certificates for such shares as follows:

                   "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or under state securities laws. The holder hereof has represented to the issuer that he or she has acquired these securities for investment and not with a view to the distribution thereof, and they have been issued in reliance on that representation. These shares may, therefore, not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been registered under said Act and state securities laws or unless counsel satisfactory to the Company has given an opinion that registration is not required."

           4.23 DEFINITION OF KNOWLEDGE. With respect to any representation and warranty herein which is made "to the best of Seller's knowledge" or "to Seller's knowledge", Seller shall be deemed to have knowledge of any matter or fact if any of Douglas A. DeCamp, Willard G. Pierce or Ronald George has actual personal knowledge of such matter or fact.

     5. REPRESENTATIONS AND WARRANTIES OF AFC AND BUYER.

           As of the date hereof and as of the Closing Date, AFC and Buyer, jointly and severally, represent and warrant to Seller as follows:

           5.1 ORGANIZATION AND QUALIFICATION. Each of AFC and Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease all of its properties and to conduct its business in the manner and in the places where such properties are owned and leased or such business is now conducted by it and to enter into and perform the transactions contemplated by this Agreement.

           5.2 AUTHORITY. This Agreement and each of the other agreements, documents and instruments required to be executed by AFC and/or Buyer pursuant to this Agreement will constitute, when delivered, the valid and binding obligations of AFC and Buyer (either or both, as applicable) and shall be enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to the application of equitable principles. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument has been, or prior to the Closing will have been, duly authorized by all necessary corporate action of AFC and Buyer. The execution, delivery and performance by AFC and/or Buyer (either or both, as applicable) of this Agreement and each such other agreement, document and instrument does not and will not with the passage of time or the giving of notice or both:

                 (a) result in a breach of or constitute a default by AFC or Buyer or result in any right of termination or other effect adverse to AFC or Buyer under any indenture or loan or credit agreement of AFC or Buyer, or any other agreement, lease or instrument to which AFC or Buyer is a party or by which the property of AFC or Buyer is bound or affected;

                 (b) result in a violation of or default under any order, writ, judgment, injunction, decree, determination or award, now in effect to which AFC or Buyer is a party or by which it is bound;

                 (c) violate any provisions of the Certificate of Incorporation, or equivalent, or By-Laws of AFC or Buyer, as amended; or

                 (d) require any approval, consent or waiver of, or filing with, any person.

           5.3 GOVERNMENTAL AND OTHER APPROVALS. Under existing law, neither AFC nor Buyer is required to obtain or make any approval, license, permit or other action by or filing with, any foreign or domestic, federal, state, municipal or other governmental body, commission, board, department or agency in order to execute this Agreement and consummate the transactions contemplated hereby in accordance with applicable laws and regulations.

           5.4 BROKERAGE. Neither AFC nor Buyer has dealt with any broker or finder in connection with the transaction contemplated herein and each agrees to indemnify and hold Seller harmless in connection with any claims or commissions or other compensation made by any broker or finder claiming to have been employed by or on behalf of AFC or Buyer in connection with the transactions contemplated herein.

           5.5 LITIGATION. There is no action, suit, investigation (whether formal or informal), subpoena or proceeding pending, or to the best of AFC's or Buyer's knowledge, threatened against AFC or Buyer, nor has any order, writ, injunction, subpoena or decree been issued by or requested of any court or governmental agency, which, in either case, seeks to enjoin or might adversely affect the transactions contemplated by this Agreement.

           5.6 CAPITALIZATION. On the date hereof, the authorized capital stock of AFC consists of (1) 15,000,000 shares of common stock, $0.01 par value per share, of which 11,385,359 shares were issued and outstanding as of September 27, 1997 and (2) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. The authorized capital stock of Buyer consists of 1000 shares of common stock, $1.00 par value per share, all of which are owned by AFC. All of Seller's AFC Shares (and any Earnout Shares) which are to be issued to Seller pursuant to this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of all preemptive rights.

     6.  INTENTIONALLY LEFT BLANK

     7.  INTENTIONALLY LEFT BLANK

     8.  INTENTIONALLY LEFT BLANK

     9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE.

           The obligation of Buyer to acquire the Acquired Assets and assume the Assumed Liabilities as contemplated hereby, and to perform its other obligations hereunder to be performed on or after the Closing, shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Buyer, of the following conditions:

           9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article 4 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

           9.2 PERFORMANCE OF COVENANTS. Seller shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date, and Buyer shall have received a certificate to such effect, executed by Seller and dated as of the Closing Date, in form satisfactory to Buyer. Notwithstanding the provisions of Section 9.1 and
9.2 hereof, Buyer shall be entitled to enforce, without regard to materiality, the representations, warranties, agreements, covenants and obligations which are made by Seller herein and which are not, by their terms, qualified as to materiality.

           9.3 THREATENED OR PENDING PROCEEDINGS. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

           9.4 CORPORATE AUTHORIZATION. All corporate action, necessary to authorize (i) the execution, delivery and performance by Seller of this Agreement and any other agreements or instruments contemplated hereby to which Seller is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Seller, and Buyer shall have been furnished with copies of all applicable resolutions certified by the Secretary or Assistant Secretary of Seller.

           9.5 DELIVERY OF CERTIFICATES AND DOCUMENTS TO BUYER. Seller shall have delivered, or cause to be delivered, to Buyer the certificates as to the legal existence and corporate and tax good standing of the Seller and copies of its Articles of Organization, or equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation and the states where the Seller is qualified to transact business as a foreign corporation.

           9.6   INTENTIONALLY LEFT BLANK

           9.7   INTENTIONALLY LEFT BLANK

           9.8 CERTIFIED FINANCIAL STATEMENTS. The Chief Financial Officer of the Seller shall execute and deliver to Buyer a certificate in a form satisfactory to Buyer certifying to the matters addressed in Section 4.8(b).

           9.9   INTENTIONALLY LEFT BLANK

           9.10 CONSENTS. Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on SCHEDULE 4.2.

           9.11 DAMAGE OR DESTRUCTION. The Seller shall not have suffered prior to the Closing Date any loss on account of fire, flood, accident or any other calamity or casualty to an extent that would materially interfere with the conduct of the Business or materially impair the value of the Business as a going concern, regardless of whether any such loss or losses have been insured against.

           9.12 INTENTIONALLY LEFT BLANK

           9.13 LEASE. Buyer's affiliate, AFC Realty Holding Corp. ("AFC Realty"), and Federal Realty, Inc. ("Federal Realty") shall have entered into a Lease (the "Lease"), providing that AFC Realty shall lease from Federal Realty the Real Property at Painesville, Ohio, that is used in the Business, for a rental and upon such other terms and conditions as are set forth in the form of Lease attached hereto as EXHIBIT B and made a part hereof.

           9.14 EMPLOYMENT AGREEMENT. Buyer and Ronald George shall have entered into an Employment Agreement (the "Employment Agreement") pursuant to which Ronald George will serve as President of the Business upon such terms and conditions as are mutually satisfactory to Buyer and Mr. George.

           9.15 HSR ACT. If applicable, Buyer and Seller shall each have timely filed all information, reports, applications or notices and satisfied all requests for additional information pursuant to the HSR Act, and the applicable waiting period shall have expired.

           9.16 SUPPLY AGREEMENT. Buyer and Seller shall have entered into a supply agreement (the "Supply Agreement") upon such terms and conditions as are set forth in the form of Supply Agreement attached hereto as EXHIBIT C and made a part hereof.

           9.17 SEPTEMBER 30, 1997 YEAR END AUDIT. Seller shall have delivered to Buyer the Financial Statements referred to in the second sentence of section 4.8(a) hereof.

           9.18 ESCROW AGREEMENT. Seller, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

           9.19 REGISTRATION RIGHTS AGREEMENT. AFC and Seller shall have entered into a registration rights agreement (the "Registration Rights Agreement") granting piggyback registration rights to Seller with respect to the Seller's AFC Shares upon the terms and conditions set forth in the Registration Rights Agreement attached hereto as EXHIBIT D and made a part hereof.

           9.20 TRANSITION SERVICES AGREEMENT. Seller and Buyer shall have entered into a Transition Services Agreement (the "Transition Services Agreement") upon such terms and conditions as are set forth in the form of Transition Services Agreement attached hereto as EXHIBIT E and made a part hereof.

           9.21 PERSONAL GUARANTEE. Each of Douglas A. DeCamp and Willard G. Pierce shall have executed and delivered to Buyer his personal guarantee upon such terms and conditions as are contained in the form of Guarantee attached hereto as EXHIBIT F and made a part hereof.

           9.22 CLARIFICATION. The condition set forth in Section 9.1 hereof shall not be fulfilled if there has been a material breach of a single representation and warranty made by Seller in Article 4 hereof or if there has been a breach of two or more of the representations and warranties made by Seller in Article 4 hereof which, taken together, are material. The condition set forth in Section 9.2 hereof shall not be fulfilled if there has been a material breach of any single obligation of Seller hereunder to be performed on or prior to the Closing Date or if there has been a breach of two or more of the obligations of Seller hereunder to be performed on or prior to the Closing Date which, taken together, are material.

     10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER TO CLOSE.

           The obligation of Seller to sell the Acquired Assets as contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, unless otherwise waived in writing by Seller, of the following conditions:

           10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as if made on and as of such date.

           10.2 PERFORMANCE OF COVENANTS. Buyer shall have performed in all material respects all of its obligations contained in this Agreement to be performed on or prior to the Closing Date and Seller shall have received a certificate to such effect, executed by Buyer and dated as of the Closing Date, in form satisfactory to Seller. Notwithstanding the provisions of Section 10.1 and Section 10.2 hereof, Seller shall be entitled to enforce, without regard to materiality, the representations, warranties, agreements, covenants and obligations which are made by Buyer herein and which are not, by their terms, qualified as to materiality.

           10.3 THREATENED OR PENDING PROCEEDINGS. No proceedings shall have been initiated or threatened by any person seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with the consummation of the transactions contemplated hereby.

           10.4 CORPORATE AUTHORIZATION. All corporate action, necessary to authorize (i) the execution, delivery and performance by Buyer and AFC of this Agreement and any other agreements or instruments contemplated hereby to which Buyer or AFC is a party; and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer and AFC, and Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer and AFC, certified by the Secretary or Assistant Secretary.

           10.5 DELIVERY OF CERTIFICATES AND DOCUMENTS TO SELLER. Buyer shall have delivered, or cause to be delivered, to Seller certificates as to the legal existence and corporate good standing of each of Buyer and AFC and copies of its Articles of Incorporation, or the equivalent, as amended, issued or certified by the appropriate governmental official of the state of its incorporation.

           10.6 LEASE. AFC Realty and Federal Realty shall have entered into the Lease.

           10.7 TRANSITION SERVICES AGREEMENT. Seller and Buyer shall have entered into the Transition Services Agreement.

           10.8 CONSENTS. Buyer and Seller shall have obtained the approvals, consents and authorizations of all third persons and governmental agencies necessary for the consummation of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements, including, without limitation, the consents identified on SCHEDULE 4.2.

           10.9 HSR ACT. If applicable, Buyer and Seller shall each have timely filed all information, reports, applications or notices and satisfied all requests for additional information pursuant to the HSR Act, and the applicable waiting period shall have expired.

           10.10 ESCROW AGREEMENT. Seller, Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

           10.11 REGISTRATION RIGHTS AGREEMENT. AFC and Seller shall have entered into the Registration Rights Agreement.

           10.12 CLARIFICATION. The condition set forth in Section 10.1 hereof shall not be fulfilled if there has been a material breach of a single representation and warranty made by Buyer in Article 5 hereof or if there has been a breach of two or more of the representations and warranties made by Buyer in Article 5 hereof which, taken together, are material. The condition set forth in Section 10.2 hereof shall not be fulfilled if there has been a material breach of any single obligation of Buyer hereunder to be performed on or prior to the Closing Date or if there has been a breach of two or more of the obligations of Buyer hereunder to be performed on or prior to the Closing Date which, taken together, are material.

     11. CERTAIN RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

           11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, COVENANTS AND OBLIGATIONS. All representations and warranties contained in Sections 4.1 through 4.23 hereof, inclusive, and in Sections 5.1 through 5.6 hereof, inclusive, and all agreements and covenants contained anywhere else in this Agreement or in any other agreement delivered by either party to the other party incident to the transactions contemplated hereby, shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation made by any party hereto, and the sale and purchase of the Acquired Assets and payment therefor; PROVIDED, HOWEVER, that (a) the representations and warranties of Seller contained in Section 4.5(b) (with respect to, among other things, the Real Property and compliance with Environmental Laws) shall expire and terminate on the fifth (5th) anniversary of the Closing Date, (b) all of the other representations and warranties made by Seller in Sections 4.1 through 4.23 hereof, inclusive, (with the exception of the representations and warranties of Seller contained in Sections 4.1, 4.2 (first paragraph only), 4.4(c) and 4.5(a) which shall survive indefinitely) shall expire and terminate on the second (2nd) anniversary of the Closing Date and (c) all of the representations and warranties made by Buyer in Sections 5.1 through 5.6 hereof, inclusive, (with the exception of the representations and warranties of Buyer contained in Sections 5.1 and 5.2 which shall survive indefinitely) shall expire and terminate on the second (2nd) anniversary of the Closing Date. Any matter disclosed in any numbered Schedule attached hereto which qualifies a correspondingly numbered Section of Article 4 hereof shall be deemed disclosed on and with respect to all other relevant numbered Schedules corresponding to other Sections of Article 4 hereof PROVIDED THAT the relevance of such matter to such other Schedules and such other Sections of Article 4 hereof is plainly apparent.

           11.2 FURTHER ASSURANCES. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

           11.3 PUBLICITY AND DISCLOSURES. No press release or any public disclosure or further disclosure to Seller's or Buyer's employees and representatives, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior knowledge and written consent of Seller and Buyer, provided that any of Seller, Buyer and AFC may make (a) such disclosures as are required by law or stock exchange rule after notice to, and consultation with, the other and (b) disclosures to its own employees and representatives on a need-to-know basis.

           11.4 FURTHER COOPERATION OF SELLER. Following the Closing, the Seller and Buyer agree to use reasonable efforts to secure the transfer to the Buyer or the reissuance or issuance in the name of the Buyer of all consents, licenses and permits required under applicable law or regulation, federal, state and local, or necessary to the ownership of the Acquired Assets or the operation of the Business.

           11.5 CONSENTS OF THIRD PARTIES. To the extent that any transfer or assignment of any contract, license, lease, commitment, or right to be transferred and assigned to the Buyer as provided herein, shall require the consent of the other party thereto, or of any other person, this Agreement shall not constitute an agreement to assign the same unless and until such consent shall have been obtained. Seller agrees that it will use its reasonable efforts, before and after the Closing, to obtain and deliver the consent of the other parties and the approvals of other persons or authorities, to the extent necessary, to the assignment of all such contracts, leases, licenses, commitments or rights to the Buyer. Until such consent or approval is obtained, the Seller shall act as the Buyer's agent in order to obtain for it the benefits thereunder and the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all benefits under any such contracts, leases, licenses, commitments or rights. Seller will bear any reasonable incidental costs associated with performing its obligations hereunder. The obligations of Seller hereunder with respect to any such contract, license, lease, commitment or right shall survive until the expiration or termination of the same in accordance with the terms thereof.

           11.6 TRANSFER TAXES. In no event will the Buyer be liable for any sales, use, transfer or stamp taxes which may be imposed either on the sale from Seller to Buyer of the Acquired Assets or as a result of the transfer from Seller to Buyer of the Acquired Assets.

           11.7 TAX RETURNS. The Seller will file all tax and information returns due with respect to the Seller for all periods ended on or prior to the Closing Date and pay all taxes, if any, shown to be due on such returns.

           11.8  MAIL RECEIVED AFTER CLOSING.

                 (a) In the event that Buyer receives after the Closing any mail or other communications addressed to Seller, Buyer may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to any of the Acquired Assets or to any of the Assumed Liabilities, including the right to endorse without recourse the name of Seller on any check received by Buyer with respect to the Acquired Assets, and to deal with the proceeds in accordance with the terms of this Agreement. Buyer agrees to deliver or cause to be delivered to Seller all other mail and the contents thereof which does not relate to the Acquired Assets or the Assumed Liabilities.

                 (b) In the event that Seller receives after the Closing Date mail or other communications addressed to Seller which relate to any of the Acquired Assets or the Assumed Liabilities, Seller shall promptly deliver or cause to be delivered all such mail and the contents thereof to Buyer. Seller agrees to cooperate with Buyer and to make arrangements (including "lock box" and other banking arrangements) reasonably necessary in order to properly deal with checks addressed to Seller but which belong to Buyer pursuant to this Agreement, and to properly direct the proceeds thereof to Buyer.

           11.9 EMPLOYMENT OF BUSINESS EMPLOYEES BY BUYER.

                 (a) Buyer shall, as of and subject to the Closing, offer employment to all of Seller's currently active employees of the Business listed on SCHEDULE 11.9 (collectively, the "Business Employees"). The Buyer's offer of employment shall consist of salary and bonus or incentive equivalent to that currently being paid by Seller, together with benefits substantially comparable to those benefits currently provided by Seller to the Business Employees, provided that in no event will Buyer have any obligation to provide retiree health benefits. Such former Business Employees who accept Buyer's offers of employment are referred to herein as "Transferred Employees". Buyer shall promptly inform Seller of any of the Business Employees who do not accept Buyer's offer of employment. Seller shall assign to Buyer all confidentiality and non-compete covenants of all Business Employees.

                 (b) Buyer shall recognize all Transferred Employees' service with Seller for (i) purposes of eligibility and vesting, but not for purposes of benefit calculation, under the AFC Cable Systems, Inc. Non-Union Salaried and Hourly Employees 401(k) Savings Plan, and Transferred Employees meeting the eligibility requirements of such plan shall participate in such plan effective January 1, 1998 or upon the first subsequent entry date after meeting the applicable eligibility requirements, and (ii) all purposes (including eligibility, benefit entitlement, and benefit calculation purposes) under AFC's other employee benefit plans which are set forth on SCHEDULE 11.9. Seller shall fully vest all Business Employees under Seller's tax qualified employee pension benefit plans effective as of the Closing.

                 (c) For injuries arising out of employment by Seller on or prior to the Closing Date, Seller shall be liable for any damages, costs, losses, expenses or liabilities including, without limitation, any workers' compensation (including weekly benefits, medical and rehabilitation expenses and any other expenses or obligations) payable under tort, occupational health and safety laws or otherwise in respect of Seller's Business Employees. Buyer shall be liable for any such damages, costs, losses, expenses or liabilities payable for injuries arising out of employment of Transferred Employees by Buyer after the Closing Date. In the event a Transferred Employee presents a claim after the Closing Date for an occupational disease, as opposed to a specific injury, the liability with respect thereto shall be apportioned between Buyer and Seller in the proportion that the respective length of exposure with Seller (and its predecessors in interest) prior to the Closing Date, and with the Buyer following the Closing Date, bears to the combined length of exposure of the Transferred Employee with both Seller (and its predecessors in interest) and Buyer.

                 (d) Buyer shall have no liabilities or obligations under or with respect to any of Seller's Plans (as defined in Section 4.15 of this Agreement). With respect to Seller's employee welfare benefit plans, except for the accruals on the Closing Date Balance Sheet specified in Section 11.10(b) hereof, Seller shall be solely responsible for all costs and liabilities relating to claims incurred on or before the Closing Date.

                 (e) Buyer shall have no liabilities or obligations with respect to Seller's employees other than Transferred Employees, and Seller shall be solely responsible for such other employees for all purposes, including, without limitation, any health benefit continuation rights under federal or state law.

                 (f) Except as otherwise set forth in this Section 11.9, Seller shall have no obligation with respect to any of the Transferred Employees with respect to any claim arising from acts or omissions of Buyer occurring after the Closing Date, and Buyer shall have no obligation with respect to any of the Transferred Employees with respect to any claims arising from acts or omissions of Seller occurring on or before the Closing Date.

           11.10 ADMINISTRATION OF SELLER'S PLANS BEFORE AND AFTER THE CLOSING.
(a) After the Closing, Seller will administer all of its Plans (as defined in Section 4.15 hereof) and distribute benefits therefrom to the Business Employees in accordance with the terms and provisions of such Plans and applicable laws and regulations.

                 (b) During the week commencing November 24, 1997, Seller made matching contributions to the FHI Retirement Savings Plan for Business Employees in respect of employee contributions made through the Closing Date in accordance with plan provisions. Accruals will be made in the Closing Date Balance Sheet with respect to Business Employees for (i) discretionary profit sharing contributions under the FHI Retirement Savings Plan in the amount of two percent (2%) of participant compensation through the Closing Date, and (ii) incentive bonuses under Seller's Jackson Gainsharing Plan for all periods ending on or before the Closing Date; and Buyer agrees to make payment of such accrued amounts to the FHI Retirement Savings Plan and Business Employees, respectively, in the ordinary course following the Closing Date.

           11.11 INVENTORY REPURCHASE. One hundred eighty (180) days after the Closing, at Buyer's election, Seller will repurchase any unsold or unused inventory of heavy duty silicone truck products which are sold to the aftermarket through Seller's HD representatives and which is reflected on the Closing Date Balance Sheet for a purchase price payable in cash equal to the value thereof as shown on the Closing Date Balance Sheet, against delivery of a bill of sale therefor from Buyer to Seller.

     12.   INDEMNIFICATION.

           12.1 INDEMNIFICATION BY SELLER. Seller agrees to defend, indemnify and hold Buyer, its officers, directors, affiliates, employees and agents, harmless from and against any claims by third persons (including, without limitation, the Environmental Protection Agency or any other federal, state or local government agency, board, department or body having jurisdiction over environmental matters or Environmental Laws), damages, liabilities, losses and expenses (including, without limitation, reasonable attorney's fees incurred in seeking indemnification hereunder or defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean-up, restoration, remediation and removal), taxes, fines, penalties and interest, of any kind or nature whatsoever which may be sustained or suffered by

Buyer or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

                 (a) a breach of any representation or warranty made by Seller in Sections 4.1 through 4.23 hereof, inclusive, or a failure to perform any agreement or covenant made by Seller anywhere else in this Agreement,

                 (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant,

                 (c) any liability that is an Excluded Liability,

                 (d) The Tommy Tilley product liability claim described in the FHI Memorandum attached to Schedule 4.12 attached hereto and the violations of Environmental Laws specified in the Enforcement Order issued by the Department of Toxic Substances Control of the California Environmental Protection Agency on November 14, 1994 in the matter of Federal Hose Manufacturing,

                 (e) the generation, use, treatment, handling, storage or disposal, or arrangement for the use, treatment, handling, storage or disposal, of Hazardous Materials on, or release of Hazardous Materials to or from, the Real Property permitted, taken or made by any person whomsoever, at any time prior to the Closing, whether or not in compliance with Environmental Laws then in force,

                  (f) the removal of Hazardous Materials from the Real Property and/or the ultimate disposition of such Hazardous Materials, by any person whomsoever, at any time prior to the Closing, whether or not in compliance with Environmental Laws then in force,

                 (g) the use of the Real Property by any person whomsoever, at any time prior to the Closing, in such a manner as to cause a violation of any Environmental Law or to potentially give rise to any liability or obligation for the remediation or restoration of the Real Property or any other affected property, or for the treatment, storage, removal, disposal, release, arrangement for removal or disposal or transportation of any Hazardous Materials,

                 (h) any violations of Environmental Laws in relation to the Real Property occurring at any time prior to the Closing,

                 (i) a failure by any person, at any time prior to the Closing, to obtain, maintain current, and comply with the terms and conditions of, all permits, approvals, identification numbers, licenses and other authorizations, and renewals thereof, required under Environmental Laws for the use and operation of the Real Property, and

                 (j) the exposure of employees of any owner, operator or lessee of the Real Property to Hazardous Materials on or in relation to the Real Property occurring at any time prior to the Closing;

PROVIDED, HOWEVER, that (i) no indemnification shall be payable by Seller with respect to any claim for breach of any representation or warranty made by Seller in Sections 4.1 through 4.23 hereof, inclusive, asserted by Buyer after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, (ii) no indemnification shall be payable by Seller with respect to any claim under any of clauses (e) through (j) of this Section 12.1 asserted by Buyer after the fifth (5th) anniversary of the Closing Date, provided that once notice of any such claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the fifth (5th) anniversary of the Closing Date, (iii) no indemnification shall be payable by Seller with respect to any claim for breach of any representation or warranty made by Seller in Sections 4.1 through 4.23 hereof, inclusive, or with respect to any claim under any of clauses (e) through (j) of this Section 12.1 hereof, until the total of such claims for indemnification shall exceed US $75,000 (the "Deductible"), in which event Buyer shall be entitled to recover the amount of such claims in excess of the Deductible and
(iv) the aggregate liability of Seller for indemnification payable hereunder with respect to any and all claims by Buyer for breach of the representations and warranties made by Seller in sections 4.1 through 4.23 hereof, inclusive, and with respect to any claims under any of clauses (e) through (j) of this
Section 12.1 hereof, shall not exceed US $2,000,000 (the "Indemnity Cap Amount"). For clarification and the avoidance of doubt, the limitations on liability for indemnification set forth in clauses (i), (ii), (iii) and (iv) of the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.1 hereof in respect of Excluded Liabilities or claims under clause (d) of this Section 12.1. Any indemnification due from Seller to Buyer shall be paid in United States dollars. Buyer may recover indemnification claims: (i) from the Indemnity Fund (as defined in the Escrow Agreement) as provided in the Escrow Agreement, (ii) by proceeding directly against Seller, (iii) in any other manner or (iv) by any combination of the foregoing. The indemnification provided by this Article 12 shall be the sole and exclusive remedy of the Buyer and its related parties set forth above in this
Section 12.1 with respect to the matters covered by this Section 12.1.

           12.2 INDEMNIFICATION BY AFC AND BUYER. AFC and Buyer, jointly and severally, agree to defend, indemnify and hold Seller, its officers, directors, affiliates, employees and agents, harmless from and against any claims by third persons, damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees incurred in seeking indemnification hereunder or defending any claim by a third person, and amounts paid in settlement of any claim or suit) of any kind or nature whatsoever which may be sustained or suffered by Seller or its officers, directors, affiliates, employees or agents, arising out of, based upon, or by reason of:

                 (a) a breach of any representation or warranty made by AFC or Buyer in Sections 5.1 through 5.7 hereof, inclusive, or a failure to perform any agreement or covenant made by AFC or Buyer anywhere else in this Agreement,

                 (b) any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representation, warranty, agreement or covenant or

                 (c) any liability that is an Assumed Liability;

PROVIDED, HOWEVER, that (i) no indemnification shall be payable by AFC or Buyer with respect to any claim for breach of any representation or warranty made by AFC or Buyer in Sections 5.1 through 5.6 hereof, inclusive, asserted by Seller after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof, provided that once notice of any claim has been timely given, additional related claims arising out of substantially the same circumstances may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the expiration or termination date, if any, prescribed for such representation or warranty in the proviso of the first sentence of Section 11.1 hereof and (ii) no indemnification shall be payable by AFC or Buyer with respect to any claim for breach of any representation or warranty made by AFC or Buyer in Sections 5.1 through 5.6 hereof, inclusive, until the total of such claims for indemnification shall exceed the Deductible, in which event Seller shall be entitled to recover the amount of such claims in excess of Deductible and (iii) the aggregate liability of Buyer for indemnification payable hereunder with respect to any and all claims by Seller for breach of the representations and warranties made by Buyer in Sections 5.1 through 5.6 hereof, inclusive, shall not exceed the Indemnity Cap Amount.. For clarification and the avoidance of doubt, the limitations on liability for indemnification set forth in clauses (i), (ii) and (iii) of the proviso of the immediately preceding sentence shall not apply to claims under clause (c) of this Section 12.2 hereof in respect of Assumed Liabilities. Any indemnification payments due from AFC or Buyer to Seller shall be paid in United States dollars. The indemnification provided by this Article 12 shall be the sole and exclusive remedy of the Seller and its related parties set forth above in this Section
12.2 with respect to the matters covered by this Section 12.2.

           12.3 NOTICE, DEFENSE OF CLAIMS. (a) Each party to this Agreement shall give prompt written notice to the other party to this Agreement of each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claim from the indemnifying party except to the extent that failure to so notify materially adversely affects the indemnifying party's ability to defend such claim against a third party. In any case in which a claim for indemnification involves a claim brought by a third party ("Third

Party Claim") and the indemnifying party has not exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnified party shall have the right (but not the obligation) to assume and control the defense of any such matter or its settlement, provided that the indemnifying party may participate in the defense at its own expense and provided, further, that the indemnified party shall keep the indemnifying party informed as to the status of the defense and shall not take any significant action in the defense thereof or consent to entry of judgment or enter into any settlement thereof without the consent of the indemnifying party which shall not be unreasonably withheld or delayed. Where the indemnified party does not exercise its right to assume and control the defense of such matter or its settlement or the indemnifying party has exercised its rights to assume and control the defense of such matter as provided under subparagraph (b) of this Section 12.3, the indemnifying party shall assume and control the defense of such matter or its settlement at its own expense, provided that the indemnified party may participate in the defense at its own expense and, provided, further, that the indemnifying party will keep the indemnified party informed as to the status of the defense and will not, except with the consent of the indemnified party (which shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which involves more than the payment of money or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

                 (b) The indemnifying party will thirty (30) days (or ten (10) days in the case of a Third Party Claim with respect to which a complaint has been filed) after receipt by the indemnifying party of the written notification from the indemnified party of the Third Party Claim advise the indemnified party whether the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim. If the indemnifying party elects to assume and control the defense and settlement of the Third Party Claim, the indemnifying party shall provide to the indemnified party at the time of such election the following documents: (i) written notice that the indemnifying party undertakes such obligations and (ii) an agreement to indemnify the indemnified party for all damages, liabilities, losses and expenses with respect to such Third Party Claim in accordance with the terms of this Article 12. Upon the delivery of the above items, the indemnifying party will have the right to diligently, through counsel of its own choice, control the good faith defense or settlement of such Third Party Claim provided the indemnified party will have the right to participate in such defense and settlement discussions, through counsel of its own choice and at its own expense, and the indemnified party will have the right to approve any proposed settlement to the extent provided for in
Section 12.3(a). Any failure on the part of the indemnifying party of notifying the indemnified party within the time period provided above regarding the election shall be deemed an election by the indemnifying party not to assume and control the defense and settlement of the Third Party Claim.

           12.4 TAX EFFECT; INSURANCE EFFECT. (a) The indemnifying party shall make any indemnification payments determined to be payable to the indemnified party hereunder promptly after such determination is made, without delay, and without regard to any expectation that the indemnified party will receive a tax benefit of any kind as a direct result of the matter giving rise to the claim for which indemnification payments are to be made. The indemnified party shall nevertheless exercise commercially reasonable efforts to claim any tax benefit as a result of any matter giving rise to an indemnification claim of the indemnified party against the indemnifying party. If the indemnified party files a federal income tax return claiming a tax benefit as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party prior to the date upon which the indemnifying party is given notice of the claim, the indemnifying party's indemnification obligation with respect to such claim shall be reduced by the amount of any such tax benefit so claimed by the indemnified party. If the indemnified party files a federal income tax return claiming any such tax benefit as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party after the indemnifying party has paid such indemnification claim to the indemnified party, then the indemnified party shall promptly pay to the indemnifying party the amount of any such tax benefit claimed by the indemnified party to the extent of the payments made by the indemnifying party to the indemnified party on the claim.

                 (b) The indemnifying party shall make any indemnification payments determined to be payable to the indemnified party hereunder promptly after such determination is made, without delay, and without regard to any expectation that the indemnified party will recover insurance proceeds as a direct result of the matter giving rise to the claim for which indemnification payments are to be made. The indemnified party shall nevertheless exercise commercially reasonable efforts to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise to an indemnification claim of the indemnified party against the indemnifying party, and if the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party prior to the date upon which the indemnifying party is given notice of the claim, the indemnifying party's indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the indemnified party. If the indemnified party receives any insurance proceeds as a direct result of the matter giving rise to any indemnification claim of the indemnified party against the indemnifying party after the indemnifying party has paid such indemnification claim to the indemnified party, then the indemnified party shall promptly turn over any such insurance proceeds received to the indemnifying party to the extent of the payments made by the indemnifying party to the indemnified party on the claim. Notwithstanding the foregoing, (i) the indemnified party shall have no obligation whatsoever to seek to recover or make a claim for insurance proceeds insofar as and to the extent the indemnified party is "self insured" and, (ii) as used in this section 12.4 hereof, the term "insurance proceeds" shall mean and refer to payments made by an insurer in the nature of "true insurance" (excluding any payments, proceeds or recoveries under a so-called "self insurance" system).

     13. INTENTIONALLY LEFT BLANK

     14. NON-COMPETITION COVENANT.

           14.1 NON-COMPETITION. Seller covenants and agrees with Buyer and AFC that Seller and its affiliates will not, without the prior written consent of Buyer or AFC, directly or indirectly, during the period commencing on the date hereof and expiring on the fifth (5th) anniversary of the date hereof (the "Restrictive Period"):

                 (1) form, acquire, invest in, finance, own, operate, manage, or provide premises to, directly or indirectly, an enterprise (a "Competing Business") which is engaged either (a) anywhere in North America in the business of manufacturing or selling in the industrial aftermarket: (i) any products or services now manufactured by the Business (individually and collectively the "Existing Products"), (ii) any enhancements or derivatives of the Existing Products, (iii) any products or services which advance the state of the art of the Existing Products or (iv) any products or services which are competitive with the Existing Products or the products and services referred to in clauses
(ii) or (iii) above or (b) anywhere in the world in the business of manufacturing or selling in the industrial aftermarket: (i) any flexible metal hose products or services now manufactured by the Business (the "Existing Flexible Metal Hose Products"), (ii) any enhancements or derivatives of the Existing Flexible Metal Hose Products, (iii) any products or services which advance the state of the art of the Existing Flexible Metal Hose Products or
(iv) any products or services which are competitive with the Existing Flexible Metal Hose Products or the products and services referred to in clauses (ii) or
(iii) above;

                 (2) sell Products (as defined in the Supply Agreement) to the industrial distributor market (except (i) as and to the extent not inconsistent with the Supply Agreement and (ii) to those specific distributors to whom Seller is now selling the Products);

                 (3) interfere with or attempt to interfere with any officers, employees, representatives or agents of Buyer, or any of its affiliates, or induce or attempt to induce any of them to leave the employ of Buyer or any of its affiliates, or violate the terms of their contract with any of them; or

                 (4) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Business or the Buyer or any of its affiliates or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or the Buyer or any of its affiliates;

PROVIDED, HOWEVER, that (A) nothing herein shall prevent Seller from manufacturing and selling Heavy Duty Silicone Truck Products (as defined in
Section 1.1 hereof) to the aftermarket through Seller's HD representatives and
(B) the prohibition contained in clause (2) above shall continue only for so long as the Supply Agreement is in effect.

              14.2 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that any breach of the restrictive covenant contained in this Article 14 would cause irreparable injury to Buyer and AFC and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by AFC or Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

              14.3 ENFORCEMENT. The parties intend that the covenants of Section
14.1 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country included within the Territory and one for each month of the Restrictive Period. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be in force for such lesser period of time as shall be deemed reasonable and not excessive by such court.

      15. NON-DISCLOSURE COVENANT.

              15.1 NON-DISCLOSURE OF INFORMATION. It is understood that the Business to be acquired by Buyer hereunder is of a confidential nature. Prior to the date hereof there may have been revealed and on or after the date hereof there may be revealed to Seller and its affiliates Confidential Information (as hereinafter defined) concerning the Business of the Seller. Seller for itself and its affiliates and employees agrees with AFC and Buyer that, following the Closing, Seller and its affiliates and employees will never divulge or appropriate to their own use, or to the use of any third party, any Confidential Information.

              15.2 DEFINITION OF CONFIDENTIAL INFORMATION. As used herein, the term "Confidential Information" means the following oral or written information used exclusively in the Business: know-how, technology, inventions, designs, methodologies, trade secrets, patents, secret processes and formulae, information and data relating to the development, research, testing, manufacturing, marketing, sale, distribution and uses of products and services, sources of supplies, budgets and strategic plans, the identity and special needs of customers, plants and other properties, and any other information which may give the Seller an opportunity to obtain an advantage over its competitors who do not know or use such information, PROVIDED THAT the term "Confidential Information" shall not include (i) any such information that, prior to its use or disclosure by Seller or its affiliates or employees, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Business through no breach of the provisions of this Article 15 or other non-disclosure covenants or duties; (ii) any such information that, prior to its use or disclosure by Seller or its affiliates or employees, was rightfully in the receiving party's possession, without violation of the provisions of this Article 15 or other non-disclosure covenants or duties; and (iii) any such information that, prior to its use or disclosure by Seller or its affiliates or employees, was independently developed by the receiving party without violation of the provisions of this Article 15 or other non-disclosure covenants or duties.

              15.3 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that the breach of the restrictive covenant contained in this Article 15 would cause irreparable injury to AFC and Buyer and that the remedy at law for any such breach would be inadequate, and Seller agrees and consents that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought by AFC or Buyer to enforce such restrictive covenant without necessity of proof that any other remedy at law is inadequate.

     16. MISCELLANEOUS.

           16.1 EXPENSES. Buyer and Seller shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

           16.2 NOTICES. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be given to such party at such party's address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (1) certified mail, return receipt requested, with first class postage prepaid, (2) hand delivery, (3) reputable overnight courier or (4) facsimile transmission. Any notice or other communication will be deemed to have been duly given (1) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (2) on the date of service if served personally, (3) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed or (4) on the date of transmission if sent via facsimile transmission, provided confirmation of receipt is obtained promptly after completion of transmission.

           To Seller:        c/o Flexfab Horizons International, Inc.
                             102 Cook Road
                             Hastings, Michigan 49058-9628
                             Attn: Douglas A. DeCamp, President
                             Fax: (616) 945-3442

           With a copy to:   Varnum, Riddering, Schmidt and Howlett LLP
                             333 Bridge Street, Suite 1600
                             Grand Rapids, MI 49503
                             Attn: Scott Huizenga, Esquire
                             Fax: (616)336-7000

           To AFC or Buyer:  c/o AFC Cable Systems, Inc.
                             50 Kennedy Plaza
                             Suite 1250
                             Providence, Rhode Island 02903
                             Attn: Ralph R. Papitto,
                             Chairman and Chief Executive Officer
                             Fax: (401) 453-2009

           With a copy to:   Adler Pollock & Sheehan
                             Incorporated
                             2300 Hospital Trust Tower
                             Providence, RI 02903
                             Attn: Stephen Geanacopoulos, Esq.
                             Fax: (401) 751-0604

           16.3 WAIVER. The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and no rights of any party hereto shall be deemed to have been waived by any act or knowledge of such party, or any of its agents, officers or employees, unless such waiver is contained in an instrument in writing, signed by such party. No waiver by any party hereto of any of its rights on any one occasion shall operate as a waiver of any of its other rights or any of its rights on a future occasion.

           16.4 SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

           16.5 EXHIBITS AND SCHEDULES. Any exhibits, schedules, financial statements and other documents referenced herein shall be deemed to be attached hereto and made a part hereof.

           16.6 SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is declared illegal, invalid or unenforceable for any reason in any jurisdiction, then such declaration shall have no effect upon the remaining provisions of this Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid provision hereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

           16.7 ENTIRE UNDERSTANDING. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges any and all discussions, negotiations, letters of intent or agreements in principle between them. Neither of the parties shall be bound by any conditions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized officer of the party to be bound thereby.

           16.8 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not intended to, nor shall it, create any rights in any other person.

           16.9 GOVERNING LAW. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Rhode Island, U.S.A. and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said State, without reference to its conflict of laws principles.

           16.10 CHOICE OF FORUM AND CONSENT TO JURISDICTION. Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, shall be brought only in a federal or state court having jurisdiction and venue in Ohio, U.S.A., and each of the parties hereto hereby irrevocably submits to the jurisdiction of such courts and agrees that venue in Ohio is proper. Seller hereby irrevocably designates, appoints and empowers Varnum Riddering Schmidt & Howlett LLP, P.O. Box 352, Grand Rapids, Michigan 49501 and its successors as its authorized special agent to receive, for and on behalf of Seller and its affiliates, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner required above for notices to such party. Buyer hereby irrevocably designates, appoints and empowers Adler Pollock & Sheehan Incorporated, 2300 Hospital Trust Tower, Providence, Rhode Island 02903 and its successors, as its authorized special agent to receive, for and on behalf of Buyer and its affiliates, service of process in any such legal action or proceeding, a copy of such process to be sent in the manner require above for notices to such party. To the extent permitted by applicable law, final judgment against such party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding. Each of the parties hereto hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any claim that it is not personally subject to the jurisdiction of the above-named Ohio courts for any reason, including claims that such party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Rhode Island. Each of the parties hereby specifically agrees that it shall not bring any actions, suits or proceedings arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated by this Agreement or any of such other documents, instruments or agreements, in the courts of any jurisdiction other than the above-named courts of Ohio, that any such action brought by either party shall be dismissed upon the basis of the agreements, terms and provisions set forth in this Section 16.10, and that any order or judgment obtained in any such action from a court other than the courts of Ohio shall be void ab initio provided that, notwithstanding the foregoing provisions of this Section 16.10, either party may bring and enforce an action seeking injunctive or other equitable relief in any court of competent jurisdiction.

           16.11 ASSIGNABILITY. Neither party may assign all or any of its rights and/or obligations hereunder without the prior written consent of the other party, except that (a) Buyer may at any time, without the consent of Seller, assign all or any part of its rights and/or obligations under this Agreement to any affiliate of Buyer, and any such assignee of Buyer shall succeed to and be possessed of the rights of Buyer hereunder to the extent of the assignment made, provided that any such assignment shall not relieve Buyer of its obligations hereunder and (b) after the Closing Buyer may, without Seller's consent, assign all or any part of its rights and/or obligations hereunder to any person who acquires all or a major part of the assets of the Business from Buyer, provided that any such assignment shall not relieve Buyer of its obligations hereunder.

           16.12 COUNTERPARTS; DELIVERY BY FACSIMILE. This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

           16.13 BULK SALES LAWS. The Buyer hereby waives compliance by the Seller prior to Closing with the applicable bulk sales law of the State of Ohio and any other State where the Uniform Commercial Code has been adopted in which the Seller was doing business, or has property located. The Seller hereby agrees to indemnify and hold harmless the Buyer in respect of all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees and costs of investigation, relating to or arising out of any cause of action or other claim for relief arising out of or based upon the laws of any jurisdiction relating to sales of property in bulk, whether asserted prior to or subsequent to the Closing Date.

           16.14 CERTAIN DEFINITIONS. For the purposes of this Agreement: (a) an "AFFILIATE" of any specified person shall mean and include any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, (b) an "AFFILIATE" of any specified natural person shall also include the members of such person's immediate family and (c) a "PERSON" shall mean and include any natural person, firm, partnership, association, corporation, limited liability company, company, unincorporated organization, trust, public body or government or any department, board, commission or agency thereof.

           16.15 PRONOUNS AND PLURALS. All pronouns used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require in the context, and the singular form of nouns, pronouns and verbs will include the plural, and vice versa, whichever the context may require.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or signatories as of the date first written above.


                                   FLEXFAB HORIZONS INTERNATIONAL, INC.


                                   By: /s/ D.A.DeCamp
                                       -----------------------------------
                                   Name:   D.A. DeCamp
                                         ---------------------------------
                                   Title:  President and CEO
                                          --------------------------------


                                   AFC MADISON ACQUISITION CORP.


                                   By: /s/ Raymond H. Keller
                                       -----------------------------------
                                   Name:   Raymond H. Keller
                                         ---------------------------------
                                   Title:  Vice President and Treasurer
                                         ---------------------------------


                                   AFC CABLE SYSTEMS, INC.


                                   By: /s/ Raymond H. Keller
                                       -----------------------------------
                                   Name:   Raymond H. Keller
                                         ---------------------------------
                                   Title:  Vice President and CFO
                                         ---------------------------------

                                    SCHEDULES

Schedule 1.1(b)          - Schedule of Machinery and Equipment
Schedule 1.1(g)          - Schedule of Assumed Contracts
Schedule 1.1(i)          - Schedule of Prepaid Expenses and Other Assets
Schedule 1.1 proviso(g)  - Schedule of Certain Excluded Assets
Schedule 1.5             - Schedule of Allocation of Purchase Price
Schedule 4.1             - Schedule of Jurisdictions
Schedule 4.2             - Schedule of Breaches, Defaults and Required Consents
Schedule 4.4(c)          - Schedule of Liens and Encumbrances
Schedule 4.4(f)          - Schedule of Personal Property Leases
Schedule 4.4(g)          - Schedule of Assets at Other Locations
Schedule 4.5             - Schedule and Condition of Real Property
Schedule 4.6             - Schedule of Agreements and Other Matters Restricting
                             Conduct of Business
Schedule 4.7             - Schedule of Regulatory Licenses,
                             Consents, Permits and Authorizations
Schedule 4.8(c)          - Schedule of Liabilities
Schedule 4.9             - Schedule of Noncompliance with Laws
Schedule 4.10            - Schedule of Patents, Trademarks and
                             Copyrights
Schedule 4.11            - Schedule of Contracts, Commitments and Intercompany
                             Transactions
Schedule 4.12            - Schedule of Litigation
Schedule 4.13            - Schedule of Changes
Schedule 4.14            - Schedule of Insurance
Schedule 4.15            - Schedule of Employee Benefit Plans
Schedule 4.20            - Schedule of Stockholders
Schedule 11.9            - Seller's Business Employees

                                    EXHIBITS

Exhibit A                - Escrow Agreement
Exhibit B                - Lease
Exhibit C                - Supply Agreement
Exhibit D                - Registration Rights Agreement
Exhibit E                - Transition Services Agreement
Exhibit F                - Guaranty